SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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WGL HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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WGL Holdings, Inc.
101 Constitution Ave., N.W.
Washington, D.C. 20080
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
      The annual meeting of shareholders of WGL Holdings, Inc. will be held at the National Press Club, 529 14th St., N.W.; Washington, D.C. 20045 on Thursday, March 1, 2007, at 10:00 a.m. for the following purposes, as more fully set forth in the annexed proxy statement:

(1) To elect eight directors for the ensuing year;

(2) To ratify the appointment of Deloitte & Touche LLP as independent public accountants for fiscal year 2007;

(3) To consider and act upon a proposal by the Board of Directors to approve the adoption of the WGL Holdings, Inc. Omnibus Incentive Compensation Plan;

(4) To consider and act on a shareholder proposal relating to cumulative voting, if this proposal is brought before the meeting;

(5) To consider and act on a shareholder proposal relating to adoption of a policy on the Chairman of the Board being an independent director, if this proposal is brought before the meeting;

(6) To consider and act upon a shareholder proposal relating to executive compensation consultants, if this proposal is brought before the meeting; and

(7) To transact any other business properly brought before the meeting and any adjournment thereof.
      All holders of record of the common stock of WGL Holdings, Inc. at the close of business on January 10, 2007, the record date fixed by the board of directors, will be entitled to vote on each matter submitted to a vote of shareholders at the meeting. Each holder of common stock is entitled to one vote for each share of that stock standing in the name of the holder on the records of WGL Holdings, Inc. at the close of business on January 10, 2007.

By order of the board of directors,

Douglas V. Pope
Secretary
January 26, 2007

IMPORTANT NOTICE
ADMISSION PROCEDURES
      Admission to this year’s meeting will be limited to persons who (a) are listed on WGL Holdings, Inc.’s records as shareholders as of January 10, 2007 (the “record date”), or (b) bring a statement to the meeting showing their beneficial ownership of WGL Holdings, Inc. common stock through a broker, a bank or other institution as of the record date.

Proxy Statement
January 26, 2007

Proxy Statement
WGL Holdings, Inc.
January 26, 2007

PROXY STATEMENT
WGL HOLDINGS, INC.
101 Constitution Ave., N.W.
Washington, D.C. 20080
January 26, 2007
INFORMATION REGARDING THE ANNUAL MEETING
      This proxy statement is furnished in connection with a solicitation of proxies by the board of directors of WGL Holdings, Inc. (“WGL Holdings,” the “Company,” “we,” or “us“ ) to be used at our annual meeting of shareholders to be held on Thursday, March 1, 2007 and at any adjournment thereof. The annual meeting will be held at the National Press Club, 529 14th St., N.W.; Washington, D.C. 20045. This proxy statement and the accompanying proxy are being first mailed or otherwise provided to our shareholders on or about January 26, 2007.
Proxy Voting Procedures
      If the enclosed proxy card is executed and returned, it will be voted in the manner directed, but if not otherwise marked, proxies will be voted “FOR” proposals (1), (2), (3), and “AGAINST” proposals (4), (5) and (6). The proxy may be revoked at any time by written notice delivered to the Corporate Secretary of WGL Holdings, by execution of a later proxy card, to the extent that it has not been voted, or by voting in person at the annual meeting.
      If you are a shareholder of record or you own shares through one of our 401(k) plans described immediately below, you may also vote by Internet or by telephone. Instructions for internet and telephone voting are attached to your proxy card. The deadline for voting by Internet or telephone is 5:00 p.m., Eastern time, Wednesday, February 28, 2007.
      If you participate in either the Washington Gas Light Company Savings or Capital Appreciation Plan (401(k) plans) and you own WGL Holdings common stock in one of those plans, your proxy card will serve as a voting instruction to the 401(k) plan trustee. If you are also a shareholder of record outside of the 401(k) plans, your proxy card will vote both your record shares and your 401(k) plan shares, as long as your registration information is identical in both accounts. For example, if your registered stock account is in your single name and also lists the same address as your 401(k) account, you should receive one proxy card for both the 401(k) plan shares and for the shares held by our transfer agent. However, if your shares held by the transfer agent are in joint names, or at a different address, you will receive separate proxy statements and proxy cards for each account.
      At the annual meeting, each holder of WGL Holdings common stock will be entitled to one vote for each share of common stock standing in the name of the holder on the records of WGL Holdings at the close of business on January 10, 2007. Outstanding voting securities as of January 10, 2007, consisted of 49,141,163 shares of common stock. The matters to be voted upon at the annual meeting are described in this proxy statement.
      As provided in the Company’s bylaws, a majority of the shares entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the meeting.
      At this meeting:

•	The eight director nominees receiving the greatest number of votes will be elected;

•	All other proposals must receive more votes cast in favor of each than the number of votes cast against each in order to be approved. Broker shares not voted (sometimes called “broker non-votes”) and abstentions have no effect on the final vote counted on these matters.

•	Shares withheld and broker non-votes will have no effect on the election of directors;

•	Abstentions and broker non-votes will be counted in determining a quorum for the meeting.
Adjournments
      We currently expect to take votes and close the polls on all proposals on the scheduled date of the annual meeting. However, we may:

•	keep the polls open to facilitate additional proxy solicitation with regard to any or all proposals;

•	allow the inspectors of election to count and report on votes that have been cast after the polls have closed.
      If any of the above occurs, we could propose one or more adjournments of the annual meeting. For any adjournment to be approved, the votes cast in favor of it must represent a majority of the total number of votes cast by the shareholders present at the meeting in person or by proxy.
      Proxies that we have solicited will be voted in favor of any adjournment that we propose, but will not be considered a direction to vote for any adjournment proposed by anyone else. If any adjournment is properly proposed at the meeting on behalf of anyone else, the persons named as proxies, acting in that capacity, will have discretion to vote on the adjournment in accordance with their best judgment.
PROPOSAL 1
ELECTION OF DIRECTORS
      At the annual meeting, eight directors are to be elected to hold office for the ensuing year.
      It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of the nominees named below, all of whom are now serving as directors, unless such authority is withheld. WGL Holdings does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies received for that nominee will be voted for another nominee, or other nominees, to be selected by the board of directors in their discretion.
      The board of directors recommends a vote “FOR” the election of each of the following nominees:

Michael D. Barnes, age 63, is Senior Of Counsel to the law firm of Covington & Burling LLP and President Emeritus of The Brady Campaign and Brady Center to Prevent Gun Violence, where he was President from 2000 through June 2006. He was previously a partner in the law firm of Hogan & Hartson LLP. Mr. Barnes was United States Representative from Maryland’s 8th Congressional District from 1979 to 1987. Mr. Barnes has been a director of Washington Gas Light Company since 1991, a director of WGL Holdings since November 2000 and serves as Chairman of the Governance Committee.

George P. Clancy, Jr., age 63, is Executive Vice President and Chief Lending Officer of Chevy Chase Bank, FSB, a position he has held since 1995. Mr. Clancy has an extensive career in banking which includes serving as President and Chief Operating Officer of The Riggs National Corporation (1985-1986) and President and Chief Executive Officer — Signet Bank, N.A. (1988-1995). Mr. Clancy is active in several community and civic organizations, including serving as Chairman of the Catholic Charities Foundation, Member of the Board of Trustees of the University System of Maryland Foundation, Inc. and the University of Maryland College Park Foundation. Mr. Clancy has been a director of Washington Gas Light Company and a director of WGL Holdings since December 2000.

James H. DeGraffenreidt, Jr., age 53, is Chairman and Chief Executive Officer of the Company and of Washington Gas Light Company. Mr. DeGraffenreidt previously served as President and Chief Operating Officer of Washington Gas Light Company (1994-1998); President and Chief Executive Officer (1998); Chairman and Chief Executive Officer (1998-2000); Chairman, President and Chief Executive Officer of the Company and of Washington Gas Light Company (2000-2001), and was elected to his present position effective October 1, 2001. Mr. DeGraffenreidt serves on the boards of Harbor Bankshares Corporation, Mass Mutual Financial Group, the American Gas Association (currently Chairman) and the Alliance to Save Energy. He has been a member of the Board of Directors of Washington Gas Light Company since 1994 and a director of WGL Holdings since January 2000.

James W. Dyke, Jr., age 60, is a partner in the Virginia law firm of McGuire Woods LLP, where he specializes in corporate, education, voting rights, government relations and municipal law. He has been a partner with the firm since 1993. In addition to his legal career, Mr. Dyke has extensive professional experience in government and public relations. Among other appointments, he served as Secretary of Education for the Commonwealth of Virginia from 1990 to 1993 and as Domestic Policy Advisor to former Vice President Walter Mondale. Mr. Dyke has assumed leadership positions in several business and community organizations, including serving as former Chairman of the Fairfax County, Virginia, Chamber of Commerce, the Northern Virginia Business Roundtable and the Emerging Business Forum. Mr. Dyke has been a director of Washington Gas Light Company and of WGL Holdings since September 2003.

Melvyn J. Estrin, age 64, is Chairman of the Board and Chief Executive Officer of Human Service Group, Inc. trading as Estrin International (1983-present) and is Chief Executive Officer of University Research Co., LLC. Mr. Estrin is a Director of ChemLink, LLC; Eagle Hospitality LLC; Armed Forces Lodging LLC and HHB Inc. Mr. Estrin has served as Chairman and Chief Executive Officer of two Fortune 500 companies and has been a principal in numerous business enterprises. Mr. Estrin was a Commissioner of the National Capital Planning Commission (Jan. 1997-Dec. 2000). He also served as a Trustee of the University of Pennsylvania (Oct. 1986-1991), has been a director of Washington Gas Light Company since 1991, a director of WGL Holdings since November 2000 and serves as Chairman of the Human Resources Committee.

James F. Lafond, age 64, is the retired Area Managing partner for the greater Washington, D.C. area for PricewaterhouseCoopers LLP. He is a Certified Public Accountant with extensive experience serving in leadership positions with PricewaterhouseCoopers and with its predecessor, Coopers & Lybrand LLP. He has been active in several civic and non-profit organizations. Among other recognitions, he has received the Lifetime Achievement Award from the Leukemia and Lymphoma Society. He is currently a director of VSE Corporation as well as several not-for-profit entities. Mr. Lafond has been a director of Washington Gas Light Company and of WGL Holdings since September 2003.

Debra L. Lee, age 52, is Chairman and Chief Executive Officer of BET Holdings, Inc., a global multi-media company that owns and operates Black Entertainment Television and several other ventures. Ms. Lee previously was Executive Vice President and General Counsel of BET Holdings (1992-1995), President and Chief Operating Officer (1995-May 2005), President and Chief Executive Officer (June 2005-January 2006), and was elected to her present position in January 2006. Ms. Lee serves on the boards of Girls, Inc., Alvin Ailey American Dance Theater and the National Cable Television Association. Ms. Lee is also on the Boards of Directors of Eastman Kodak Company, Marriott International, Inc. and Revlon, Inc. Ms. Lee has been a director of Washington Gas Light Company since July 2000 and a director of WGL Holdings since November 2000.

Karen Hastie Williams, age 62, retired in 2004 as a Partner with the Washington, D.C. law firm of Crowell & Moring, where she specialized in public contract law. Prior to joining Crowell & Moring, Ms. Williams served as Administrator for the Office of Federal Procurement Policy at the Office of Management and Budget (1980-1981) and Chief Counsel of the Senate Committee on the Budget (1977-1980). Ms. Williams is a director of SunTrust Banks, Inc., Continental Airlines Company, Gannett Co. and The Chubb Corporation. Ms. Williams has been a director of Washington Gas Light Company since 1992, a director of WGL Holdings since November 2000 and serves as Chair of the Audit Committee.

The Board of Directors and Committees of the Board
      The following information relates to board and board committee meetings during the fiscal year ended September 30, 2006.
      The board of directors has established four standing committees:
      The Executive Committee members are: James H. DeGraffenreidt, Jr. (Chairman), Michael D. Barnes, Melvyn J. Estrin, and Karen Hastie Williams. There are four alternate members: George P. Clancy, Jr., James W. Dyke, Jr., James F. Lafond and Debra L. Lee. This committee may exercise all of the authority of the board of directors when the board is not in session. This committee did not meet during fiscal year 2006.
      The Audit Committee members are: Karen Hastie Williams (Chair), Melvyn J. Estrin, George P. Clancy, Jr. and James F. Lafond. Members of the Audit Committee are independent under the rules of the Securities and Exchange Commission and the New York Stock Exchange. The Company’s board of directors has determined that Messrs. Clancy and Lafond meet the qualifications of an “audit committee financial expert,” as that term is defined by rules of the Securities and Exchange Commission.* As provided in its charter, functions of the Audit Committee include the appointment, compensation and oversight of the Company’s independent public accountants, reviewing with management and the independent public accountants the financial statements, the accompanying report of the independent accountants and reviewing the system of internal controls and the adequacy of the internal audit program. Reference is made to the Audit Committee Report, which appears later in this proxy statement, for a further description of the responsibilities of this committee. This committee held 7 meetings during fiscal year 2006.
      The Governance Committee members are: Michael D. Barnes (Chairman), James W. Dyke, Jr., and Karen Hastie Williams. Members of the Governance Committee are independent under the rules of the New York Stock Exchange. As provided in its charter, functions of the Governance Committee include consideration of criteria for selection of candidates for election to the board of directors and committees of the board and adoption of policies and principles concerning board service and corporate governance. This committee also considers criteria for oversight and evaluation of the board and management and the adoption of a code of conduct. The Governance Committee will consider nominees recommended by shareholders; those recommendations should be sent to the Chair of the Governance Committee, care of the Corporate Secretary of WGL Holdings, Inc; 101 Constitution Ave., N.W.; Washington, D.C. 20080. This committee held 2 meetings during fiscal year 2006.
      The Human Resources Committee members are: Melvyn J. Estrin, (Chairman), George P. Clancy, Jr., and Debra L. Lee. Members of the Human Resources Committee are independent under the rules of the New York Stock Exchange. As provided in its charter, primary functions of this committee include setting corporate goals and objectives relevant to compensation of the Chief Executive Officer (the “CEO”), evaluating the CEO’s performance and setting the CEO’s compensation based on this evaluation. This committee also recommends compensation levels, sets performance targets and evaluates the performance of the Company’s other officers and determines any incentive and equity-based compensation to be awarded to those officers. This committee also considers succession planning for leadership positions in the Company. There were 3 meetings of this committee during fiscal year 2006.
      The board of directors of the Company held 9 meetings during fiscal year 2006.

*In accordance with rules of the Securities and Exchange Commission, persons determined to be audit committee financial experts will not be deemed an expert for any purpose, including, without limitation for purposes of Section 11 of the Securities Act of 1933, as a result of being so designated. The designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the audit committee and the board of directors in the absence of such designation or identification.

Corporate Governance Practices
      The Company’s board of directors has determined that all of the Company’s directors, except the Chairman and Chief Executive Officer, are independent within the meaning of the rules of the New York Stock Exchange. In determining independence, the board of directors considered the specific criteria for independence under the New York Stock Exchange rules and also the facts and circumstances of any other relationships of individual directors with the Company.
      The board and board committees regularly meet in executive sessions without the presence of any management representatives. The presiding director in those executive sessions is the Chair of the Governance Committee. If the executive session includes or is devoted to a report of a board committee, the chair of that committee presides in that portion of the executive session.
      The Audit, Governance and Human Resources committees have each adopted a charter for their respective committees. These charters may be viewed on the Company’s website, www.wglholdings.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to: Corporate Secretary; WGL Holdings, Inc.; 101 Constitution Ave., N.W.; Washington, D.C. 20080.
      On February 6, 2006, the Board of Directors adopted revised bylaws and corporate governance guidelines for the Company. The corporate governance guidelines and bylaws were formally revised to designate the position of Presiding Director of the Board and to designate the Chair of the Governance Committee to serve in that position. Among other powers and responsibilities, the Presiding Director will:

•	preside at all meetings of the Board at which the Chairman is not present, including independent executive sessions of the independent Directors;

•	have the authority to convene meetings of the independent Directors;

•	be available to communicate or meet with any shareholder controlling at least five percent of the outstanding voting stock of the Company; and

•	function as a liaison between the Chairman of the Board and independent Directors, as necessary.
      The board has also adopted a Code of Conduct. The corporate governance guidelines, bylaws and the Code of Conduct may be viewed on the Company’s website, www.wglholdings.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to: Corporate Secretary; WGL Holdings, Inc.; 101 Constitution Ave., N.W.; Washington, D.C. 20080.
      The board of directors has a policy under which directors who are not employees of the Company and its subsidiaries may not stand for re-election after reaching the age of 72. Also under this policy, directors who are employees of the Company must retire from the board upon their retirement from the Company. This policy can be changed at any time by action of the board of directors.
      The Company expects all board members to attend the annual meeting of shareholders, but from time to time, other commitments may prevent all directors from attending each meeting. All directors attended the most recent annual meeting of shareholders, which was held on March 1, 2006.
Shareholder Communications with Directors
      Shareholders may send communications to board members by either sending a communication to the board and/or a particular board member care of the Corporate Secretary of the

Company at 101 Constitution Ave., N.W.; Washington, D.C. 20080, or by using the toll-free number established for that purpose, which is 1-800-249-5360.
Governance Committee Processes
      The Governance Committee will consider board nominees recommended by shareholders. Those recommendations should be sent to the Chair of the Governance Committee, care of the Corporate Secretary of WGL Holdings, Inc.; 101 Constitution Ave., N.W.; Washington D.C. 20080. As provided in its Charter, the Governance Committee will follow procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent board members and by shareholders. The committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of shareholders as a whole and not any specific interest group or constituency. The Governance Committee will evaluate the qualifications of candidates recommended by shareholders using the same criteria as used for other board candidates. The committee from time to time engages the service of a professional search firm to identify and to evaluate potential nominees.
Non-Employee Director Compensation
      The following is a summary of the compensation paid to non-employee directors of the Company. Non-employee directors of the Company also serve as directors of the Company’s utility subsidiary, Washington Gas Light Company, and accordingly the compensation arrangements are coordinated as described below:

•	On days which both WGL Holdings, Inc. and Washington Gas Light Company boards meet, a fee of $1,000 is paid for attendance at the Washington Gas Light Company meeting and a fee of $500 is paid for attendance at the WGL Holdings meeting, for a total of $1,500 for attendance at both meetings.

•	Board committee meeting fees and fees for attending meetings of shareholders are paid in the same manner as board meeting fees.

•	On days when one, but not both, of the boards or committees meet, a meeting fee of $1,200 is paid for attendance at the board or board committee meeting.

•	On days that a director attends a director education program that has been reviewed by the Company, the director will be paid a fee of $1,500.

•	Washington Gas Light Company pays an annual cash retainer of $35,000 for service on its board of directors.

•	WGL Holdings pays an annual retainer in the form of 1,800 shares of common stock of WGL Holdings for service on its board of directors.

•	Washington Gas Light Company pays an annual retainer of $5,000 to persons serving as chairs of the Washington Gas Light Company Governance and Human Resources Committees and $10,000 to the Chair of the Audit Committee. There is no separate retainer paid for service as chair of WGL Holdings board committees. As of the record date for the annual meeting, the same persons served as chairs of both WGL Holdings and Washington Gas Light Company board committees.
      Directors may defer all or part of their cash compensation received for board service under terms of a Deferred Compensation Plan for Outside Directors. Interest is earned on deferred amounts, compounded quarterly, at a rate equal to the weekly average yield to maturity for 10-year U.S. Government fixed interest rate securities issued at the time of the deferral, with a minimum rate of 8% per year.

      A retirement plan for outside directors of Washington Gas Light Company adopted in 1995 was terminated by the board effective January 1, 1998, subject to vesting of benefits earned by the directors as of that date.
Business Relationship with Affiliate of Director
      In December 2006, Mr. Barnes, an independent member of the Company’s Board of Directors, became Senior Of Counsel to the law firm of Covington & Burling LLP. Covington & Burling LLP provided legal advice to the Company during FY 2006, several months prior to Mr. Barnes’s affiliation with that firm, but does not currently provide legal services to the Company.
Board of Directors Stock Ownership Guidelines
      On September 27, 2006, consistent with the board policy to align the directors’ interests with those of shareholders, the board of directors adopted stock ownership guidelines pursuant to which each board member should own shares of the Company having a value of at least five times the amount of his or her annual cash retainer. Current directors have five years from the adoption of the guidelines to acquire this level of ownership. New directors will have five years from the date of their election to the board of directors to acquire this level of ownership.
Security Ownership of Management and Certain Beneficial Owners
      The following table sets forth the information as of January 10, 2007, regarding outstanding common stock of WGL Holdings beneficially owned by each director, each nominee for election as a director, the executive officers named in the summary compensation table in this proxy statement, and all directors, nominees and executive officers as a group. Each of the individuals listed, as well as all directors and executive officers as a group, beneficially owned less than 1% of the Company’s outstanding common stock.

		Shares Which
		May Be Acquired
	Amount and Nature	Within 60 Days
	of Beneficial	By Exercise of
Name of Beneficial Owner	Ownership(1)	Stock Options

Michael D. Barnes	11,706	0
Thomas F. Bonner	2,467	39,881
Beverly J. Burke	8,974	22,143
Adrian P. Chapman	7,742	33,782
George P. Clancy, Jr.	8,500	0
James H. DeGraffenreidt, Jr.	74,854	220,163
James W. Dyke, Jr.	5,651	0
Melvyn J. Estrin	16,123	0
Frederic M. Kline	22,292	55,528
James F. Lafond	6,856	0
Debra L. Lee	9,743	0
Terry D. McCallister	12,558	71,603
Karen Hastie Williams	12,039	0
All directors, nominees and executive officers as a group:	253,717	628,276

(1)	All shares are directly owned by persons shown in this table except 13,396 shares are held indirectly by executive officers in the Washington Gas Light Company Savings Plan for Management Employees.

     The following table sets forth information regarding any person who is known to the Company to be the beneficial owner of more than five percent of the Company’s common stock. This information is as of September 30, 2006, which was the date of the most recent publicly available information at the time of preparation of this proxy statement.

Name and Address of	Amount and Nature	Percent of
Beneficial Owner	of Beneficial Ownership	Class

American Century Investment Management, Inc.	4,739,635 shares(1)	9.6%
4500 Main Street
Kansas City, MO 64111
Barclays Global Investors NA(CA)	2,704,592 shares(2)	5.5%
45 Fremont Street
San Francisco, CA 94105-2228

(1)	This information is based on a Form 13F, for the quarter ending September 30, 2006, filed with the Securities and Exchange Commission by American Century Investment Management, Inc., which reported that it had sole voting authority and sole investment authority over the shares.

(2)	This information is based on a Form 13F, for the quarter ending September 30, 2006, filed with the Securities and Exchange Commission by Barclays Global Investors NA(CA), which reported that it had sole voting authority and sole investment authority over the shares.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 as amended, requires our officers and directors to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Based on our records and information, in fiscal year 2006, the directors and executive officers of the Company met all applicable reporting requirements under Section 16(a).
Executive Compensation
      The table that follows presents information about compensation for the Chief Executive Officer and the five other most highly compensated executive officers of the Company and/or its subsidiaries (the “named executive officers”). It includes all compensation awarded to, earned by or paid to the named executive officers for each of the last three fiscal years.

      During each fiscal year shown below, each of the below-named individuals was also an executive officer of Washington Gas Light Company. The compensation shown in the following summary compensation table was paid to the individual by Washington Gas Light Company during or for each fiscal year.
Summary Compensation Table

					Long-Term Compensation

					Awards		Payouts
		Annual Compensation
						Securities
Name and	Fiscal			Other Annual	Restricted Stock	Underlying	LTIP	All Other
Principal Position*	Year	Salary	Bonus	Compensation(1)	Awards	Options(2)	Payouts(3)	Compensation(1)

James H. DeGraffenreidt, Jr.	2006	$730,000	$609,370	$11,633	$0	87,635	$0	$8,800
Chairman and	2005	705,000	610,706	11,733	0	96,224	852,426	10,371
Chief Executive Officer	2004	685,000	534,300	11,633	0	95,799	394,700	8,146
Terry D. McCallister	2006	440,000	314,820	11,454	0	41,083	0	8,800
President and	2005	425,000	315,565	11,310	0	45,117	337,656	10,323
Chief Operating Officer	2004	410,000	270,600	11,164	0	42,474	114,506	8,146
Frederic M. Kline(4)	2006	330,000	174,695	282,384	0	26,411	0	8,631
Vice President and Chief	2005	320,000	215,600	11,245	0	29,117	200,166	10,300
Financial Officer	2004	310,000	155,000	11,185	0	27,297	84,497	8,146
Beverly J. Burke	2006	300,000	142,930	147,692	0	21,342	0	8,769
Vice President and	2005	295,000	152,665	11,219	0	23,860	185,603	8,224
General Counsel	2004	285,000	128,250	11,165	0	22,143	66,275	6,146
Adrian P. Chapman	2006	245,000	128,715	87,822	0	17,429	0	8,859
Vice President of Washington	2005	220,000	121,275	10,973	0	17,794	131,006	8,346
Gas Light Company	2004	215,000	117,310	10,952	0	16,705	54,684	7,141
Thomas F. Bonner(5)	2006	265,000	103,300	11,432	0	18,852	0	8,454
Vice President of Washington	2005	260,000	117,000	11,417	0	21,029	126,251	10,208
Gas Light Company	2004	255,000	140,570	11,267	0	19,812	0	8,146

*	Principal positions shown on this table are as of September 30, 2006, except for Mr. Kline. Please see footnote (4), below.

(1)	The amounts shown in the column titled “Other Annual Compensation” represent taxes paid on behalf of the named executive officer relating to group term life insurance coverage with benefits exceeding $50,000 in each listed fiscal year, contributions toward the cost of long-term care insurance and a vehicle allowance. For Mr. Kline, Ms. Burke and Mr. Chapman, this column also includes the difference between the price paid by the individual for common stock purchased from the Company upon the exercise of non-qualified stock options and the fair market value of that common stock on the date of exercise of the stock option. In addition to the compensation shown in the above Summary Compensation Table, the Company pays the cost of certain other perquisites including, among others, the cost of certain income tax, estate and financial planning services and the cost of an annual physical examination. For each of the named executive officers, the aggregate value of these perquisites in each of the three years was less than the lesser of $50,000 or 10% of the individual’s total annual salary and bonus. Accordingly, consistent with applicable rules of the Securities and Exchange Commission, the value of these perquisites has not been included in this table. The amounts shown in the column titled “All Other Compensation” represent Washington Gas Light Company’s matching contributions to Washington Gas Light Company’s Savings Plan for Management Employees during each of the listed fiscal years.

(2)	Options granted to purchase shares of WGL Holdings, Inc. common stock.

(3)	The amounts in this column represent the value of restricted stock awards that vested during each year and the value of the performance shares vested under the 1999 Incentive Compensation Plan as amended and restated for the respective performance periods. The number of performance shares that vested and the resulting value of performance shares for each year was based on the Company’s total shareholder return relative to its peer group and closing stock price as shown in the following table:

		Percent of
Fiscal		Target Grant	Closing
Year	Performance Period	Earned	Stock Price

2006	36 Months Ending September 30, 2006	0%	$31.34
2005	36 Months Ending September 30, 2005	92.5	$32.13
2004	36 Months Ending September 30, 2004	65.0	$28.26

(4)	Effective September 29, 2006, Mr. Kline resigned as Vice President and Chief Financial Officer. Mr. Vincent L. Ammann, Jr. succeeded Mr. Kline on September 30, 2006.

(5)	Effective October 31, 2006, Mr. Bonner resigned as Vice President of Washington Gas Light Company. Mr. Douglas Staebler succeeded Mr. Bonner on November 1, 2006.

     Our executive officers participate in a qualified, trusteed, noncontributory pension plan covering all active employees and vested former employees of Washington Gas Light Company. Executive officers also participate in a Supplemental Executive Retirement Plan (“SERP”). Upon normal retirement (age 65), each eligible participant is entitled under the supplemental executive retirement plan to an annual benefit that is based on both years of benefit service (up to a maximum of 30 years) and the average of the participant’s highest rates of annual basic compensation, including any short-term incentive awards paid or deferred under the Executive Incentive Compensation Plan and the Company’s 1999 Incentive Compensation Plan, as amended and restated (the “1999 Incentive Compensation Plan”) or any successor plan, on December 31 of the three years out of the final five years of the participant’s service as a participant. On December 15, 2006, the Board of Directors adopted the WGL Holdings, Inc. Omnibus Incentive Compensation Plan (the “Omnibus Plan”), subject to shareholder approval. If approved by the Company’s shareholders at the 2007 Annual Meeting of Shareholders, the Omnibus Plan will be effective as of the date of such approval. The Omnibus Plan will replace the 1999 Incentive Compensation Plan which provides similar benefits as those to be provided under the Omnibus Plan. A summary description of the Omnibus Plan is set forth under Proposal 3 of this proxy statement.
      The following table shows the estimated annual single life benefits payable under the pension plan and Supplemental Executive Retirement Plan upon normal retirement (age 65) to executive officers in various salary and years-of-service classifications:
Estimated Retirement Benefits

	Years of Benefit Service
Final Average
Compensation	10	20	30

$ 300,000	$60,000	$120,000	$180,000
400,000	80,000	160,000	240,000
600,000	120,000	240,000	360,000
800,000	160,000	320,000	480,000
900,000	180,000	360,000	540,000
1,000,000	200,000	400,000	600,000
1,250,000	250,000	500,000	750,000
1,500,000	300,000	600,000	900,000
1,700,000	340,000	680,000	1,020,000
      The six executive officers named above in the summary compensation table have the following number of years of benefit service: Mr. DeGraffenreidt, 30 years; Mr. McCallister, 12 years; Mr. Kline, 30 years; Ms. Burke, 22 years, Mr. Bonner, 10 years and Mr. Chapman 30 years.

Equity Compensation Plan Information
      The following table presents information regarding compensation plans under which common stock may be issued to employees and non-employees as compensation. The Company currently has two such plans: the Directors’ Stock Compensation Plan and the 1999 Incentive Compensation Plan. This information is as of September 30, 2006. Material features of these plans are described elsewhere in this proxy statement.
      Total shares shown on the following table include 57,383 shares available for future issuance under the Directors’ Stock Compensation Plan, and 128,829 shares available for future issuance under the 1999 Incentive Compensation Plan as of September 30, 2006. Performance shares that may be issued under the 1999 Incentive Compensation Plan are calculated under a formula that enables a determination of the minimum and maximum number of performance shares that may be issued. This formula is further described below in this proxy statement under the caption “Long-Term Incentive Plans — Performance Share Awards.”

			Number of securities
			remaining available
			for future issuance
	Number of securities	Weighted-average	under equity
	to be issued upon	exercise price of	compensation plans
	exercise of	outstanding	(excluding
	outstanding options,	options, warrants	securities reflected
	warrants and rights	and rights	in column (a))
Plan Category	(a)	(b)	(c)(*)

Equity compensation plans approved by security holders	1,524,417	$28.17	186,212
Equity compensation plans not approved by security holders	0	$—	0

Total	1,524,417	$28.17	186,212

*	The number of securities remaining available for future issuance under the 1999 Incentive Compensation Plan is reduced upon the issuance of securities, not at the time of grant.
Change in Control Severance Plan for Certain Executives
      Each of the named executive officers listed in the summary compensation table in this proxy statement participates in the Company’s Change in Control Severance Plan for Certain Executives (the “CIC Plan”), except Messrs. Bonner and Kline, who were not executive officers as of the date of the adoption of the CIC Plan. The change in control provisions under the CIC Plan are effective during the period of one year prior to, and two years following, a change in control of WGL Holdings or Washington Gas Light Company. The CIC Plan incorporates the definition of a change in control as defined in the Company’s Change in Control Policy. A change in control generally will occur under the Change in Control Policy in the event of:

•	an acquisition of 30% or more of the voting stock of WGL Holdings or Washington Gas Light Company;

•	a change in the majority of the board of directors of WGL Holdings; or

•	a merger, reorganization, consolidation or sale of all or substantially all of the assets of WGL Holdings or Washington Gas Light Company.
      During the one year prior and two years following a change in control the executive is entitled to base salary, annual incentives, savings and retirement plans, welfare benefit plans, expenses, fringe benefits, office and vacation, consistent with those in place prior to the change in control or available after the change in control if more beneficial.
      Annual base salary is defined as an amount equal to twelve times the highest monthly base salary paid or payable during the 12-month period immediately preceding the change in control.

The annual incentive bonus is equal to each named executive’s target annual bonus for the fiscal year in which a change in control occurs.
      With respect to all the named executive officers, except Messrs. Bonner and Kline, if the executive is terminated during the effective period for reasons other than cause, or if the executive resigns for good reason, the executive is entitled to certain severance benefits. These benefits include; (i) salary replacement benefits equal to the sum of the executive’s annual base salary plus annual incentive bonus multiplied by three for Messrs. DeGraffenreidt and McCallister and Ms. Burke and by two for Mr. Chapman; (ii) medical and dental replacement benefits for three years for Messrs. DeGraffenreidt and McCallister, and Ms. Burke, and for two years for Mr. Chapman, (iii) an additional three years of benefit service under the SERP for Messrs. DeGraffenreidt and McCallister and Ms. Burke and two years for Mr. Chapman, provided, in no event shall such additional service when added to the executive’s SERP benefit service credit exceed the maximum of 30 years; and (iv) outplacement services of up to $25,000; provided such services must be incurred by the executive within 12 months of his or her termination. Payments under the CIC Plan may be increased for any excise taxes payable under the Internal Revenue Code.
      Generally, under the CIC Plan, a “good reason resignation” means any termination of employment by a participant in the CIC Plan that is not initiated by the Company and that is caused by any one or more of the following events, if such event occurs during the change in control effective period:

(1)	assignment to the executive, without his or her consent, of any duties inconsistent in any material respect with the executive’s then current position or duties (including, for Messrs. DeGraffenreidt, McCallister, Ammann and Ms. Burke, having that position at the most senior resulting entity following the change in control), or any other action by the Company which would cause him or her to violate ethical or professional obligations, or which results in a significant diminution in such position or duties;

(2)	the executive, without his or her consent, being required to relocate to a principal place of employment that is both more than thirty-five (35) miles from his or her existing principal place of employment, and farther from the executive’s current residence than his or her existing principal place of employment;

(3)	the Company materially reduces, without his or her consent, the executive’s base salary rate or target bonus opportunity, or materially reduces the aggregate value of other incentives and retirement opportunity, or fails to allow the executive to participate in all welfare benefit plans, incentive, savings and retirement plan, fringe benefit plans and vacation benefits applicable to other senior executives; or

(4)	the Company fails to obtain a satisfactory agreement from any successor entity to assume and agree to perform the Company’s obligations to the named executive under the CIC Plan.
      An executive will not be able to receive severance benefits for a good reason resignation if the executive continues in employment with the Company for more than 90 days following the occurrence of an event or events that would permit a good reason resignation. Also, the executive will not be entitled to receive severance benefits under the CIC Plan if the executive’s employment with the Company terminates because of a change in control and the executive accepts employment, or has the opportunity to continue employment, with a successor entity (other than under terms and conditions which would permit a good reason resignation).

Option Grants
      The following table provides information regarding the number and terms of stock options granted to the named executive officers during the fiscal year ended September 30, 2006. The Company utilized the Black-Scholes option pricing model to develop the theoretical values set forth under the “Grant Date Present Value” column. An executive realizes value from a stock option only to the extent that the price of our common stock on the exercise date exceeds the price of the stock on the grant date. Consequently, there is no assurance that the value realized by an executive will be at or near the value estimated below. Those amounts should not be used to predict future stock performance.
Option Grants in the Last Fiscal Year
(Fiscal Year ended September 30, 2006)

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present Value
Name	Granted(1)	Fiscal Year	($/Sh)(2)	Date	($)(3)

James H. DeGraffenreidt, Jr.	87,635	24.49%	$32.13	10/1/15	$482,868.85
Terry D. McCallister	41,083	11.48	32.13	10/1/15	226,367.33
Frederic M. Kline	26,411	7.38	32.13	10/1/15	145,524.61
Beverly J. Burke	21,342	5.96	32.13	10/1/15	117,594.42
Adrian P. Chapman	17,429	4.87	32.13	10/1/15	96,033.79
Thomas F. Bonner	18,852	5.26	32.13	10/1/15	103,874.52

(1)	Options were granted to the named executive officers under the 1999 Incentive Compensation Plan at prices equal to the fair market value on the date of grant. These are nonqualified stock options that become exercisable three years after the date of grant. These options are subject to early termination upon the occurrence of events related to termination of employment. All options immediately become exercisable upon a change in control.

(2)	The exercise price of options may be paid in cash, by delivery of already-owned shares of common stock of WGL Holdings or by any other method approved by the Human Resources Committee, which administers the 1999 Incentive Compensation Plan.

(3)	This represents the estimated present value of stock options, measured at the date of grant using the Modified Black-Scholes Option Pricing Model. Unless otherwise noted with respect to specific option grants in the following paragraphs, this model assumes no dilutive effects.
     The following underlying assumptions were used in developing the grant valuations:

•	an exercise price equal to the fair market value per common share on the date of grant;

•	expected volatility of 22.07%;

•	a risk-free rate of return of 4.26% (represents the yield as of the grant date on zero coupon treasury securities that mature three months after the grant date);

•	an annual dividend yield as of the date of grant of 4.1%; and

•	an option life of 6.5 years.

     The following table shows information regarding the unexercised options held by the named executive officers at September 30, 2006, the last day of the fiscal year.
Aggregated Option Exercises in Last Fiscal Year and
Option Values at September 30, 2006

					Value of Securities
			Number of Securities		Unexercised
			Underlying Unexercised		In-The-Money
	Shares		Options at		Options at
	Acquired		September 30, 2006		September 30, 2006(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James H. DeGraffenreidt, Jr.	0	$0	200,159	279,658	$1,210,273	$656,574
Terry D. McCallister	0	0	59,590	128,674	372,029	298,663
Frederic M. Kline	50,425	271,122	0	82,825	0	192,317
Beverly J. Burke	19,951	136,456	16,338	67,345	72,024	156,746
Adrian P. Chapman	11,120	76,842	17,077	51,928	203,493	559,994
Thomas F. Bonner	0	0	11,096	59,693	82,443	139,262

(1)	The dollar values in this column are calculated by determining the difference between (a) the fair market value of WGL Holdings, Inc. common stock on September 29, 2006 (the last trading day of the fiscal year) and (b) the exercise price of the options multiplied by (c) the number of options with exercise prices lower than the fair market value (in-the-money options).
Long-Term Incentive Plans — Performance Share Awards
      The following table provides information regarding the number and terms of performance shares awarded to the named executive officers during the fiscal year ended September 30, 2006 under the 1999 Incentive Compensation Plan. The targeted awards were based on an economic value of between 48% and 81% of the executive’s base salary as of October 1, 2005. The awards that ultimately may be earned vary based on the total shareholder return of WGL Holdings relative to a peer group. Median performance relative to the peer group earns awards at the targeted level. The maximum that can be earned is 200 percent of the targeted level of shares. The minimum that the executives can earn is zero shares. The performance period is three years.
Performance Shares Awarded in the Last Fiscal Year
(Fiscal Year ended September 30, 2006)

			Estimated Future Payouts Under
			Non-Stock Price-Based Plans
	Number of	Performance or
	shares, units or	other period until
Name	other rights	maturation or payout	Threshold*	Target	Maximum

James H. DeGraffenreidt, Jr.	26,518	October 1, 2008	13,259	26,518	53,036
Terry D. McCallister	12,431	October 1, 2008	6,215	12,431	24,862
Frederic M. Kline	7,992	October 1, 2008	3,996	7,992	15,984
Beverly J. Burke	6,458	October 1, 2008	3,229	6,458	12,916
Adrian P. Chapman	5,274	October 1, 2008	2,637	5,274	10,548
Thomas F. Bonner	5,704	October 1, 2008	2,852	5,704	11,408

*	The threshold is the minimum number of shares which may be distributed as a payout under this award, assuming the Company achieves a total shareholder return which is at least in the 30th percentile of its peer group. If the Company does not achieve that 30th percentile performance, no payout of performance shares is allowed for this award.

HUMAN RESOURCES COMMITTEE REPORT
      The Human Resources Committee of the board of directors has responsibility for setting the level of compensation of the Chief Executive Officer and recommending levels of executive compensation of other officers for consideration by the Company’s board of directors. The objective of the executive compensation program is to provide remuneration which fairly reflects corporate performance and achievements and responsibilities of each officer. Executive compensation is also intended to provide rewards and incentives for achievement of long-term growth in shareholder value and to attract and retain experienced corporate executives.
      In determining appropriate levels of compensation for the officers, the committee reviews the value of the total compensation package provided by the Company. This total compensation includes base salary, long-term incentive, target short-term incentive and other benefits. Company officers receive benefits under the Washington Gas Light Company pension plan and the Supplemental Executive Retirement Plan. A description of those retirement plans and the estimated benefits payable under those plans are shown in the “Estimated Retirement Benefits” table that appears following the Summary Compensation table in this proxy statement.
Elements of Executive Compensation
      The committee’s philosophy is that total compensation for each of the Company’s officers should be competitive with executives with similar experience and responsibility. This compensation should also reflect the individual performance of each officer as well as corporate performance.
      To accomplish these objectives, each officer’s compensation is composed of base salary and elements of short-term and long-term incentive compensation. Short-term incentive compensation is “at risk,” in that payment of any of this compensation depends upon performance of the individual officer and performance of the Company. Long-term incentive compensation is also “at risk” in that it relates directly to the performance of the Company’s common stock.
      Since the Company’s primary business is that of a public utility, total compensation opportunities at target levels are set at the size-adjusted median of the utilities market. General industry data is also reviewed, but to date has not affected the determination of market levels.
      Companies forming the utilities market are, to the extent possible, gas and electric and gas utilities that are similar to the Company’s utility business. This is not the same group of companies used in the performance graph shown in this proxy statement. The groups are different to the extent that the indices shown on the performance graph are published industry indices which include companies having much more diversified operations than the Company.
      The following is a description of the elements of each officer’s compensation:
      Base Salary: The committee intends base salary levels of officers to be set at a level approximately equal to utility market levels for officers of similar experience and responsibility. This approach was taken to place base salaries at overall market rates, and to leave the opportunity for each officer to achieve or exceed total target compensation through incentive pay. This continuing practice is designed to encourage higher levels of performance by the officers. It is seen by the committee as a way to align the interests of the officers of WGL Holdings, Inc. and Washington Gas Light Company more closely with the interests of the shareholders.
      To determine competitive base and total compensation levels, management obtains data on executive compensation paid by other utility and non-utility companies. Based on that information and in consideration of each officer’s responsibility and performance, the Chairman and Chief Executive Officer of the Company makes specific recommendations for salary adjustments for all officers except himself. The committee reviews these recommendations in consultation with the independent advisor retained by the committee. Based on this consultation and the data on industry compensation levels, the committee, acting pursuant to its charter and New York Stock Exchange rules, determines and approves the compensation for the Chairman and Chief Executive Officer and makes a final recommendation to the full board of directors as to all other officers.
      Short-Term Incentive Compensation: Short-term incentive pay opportunities are intended to encourage and to recognize high levels of performance by officers of the Company and its subsidiaries.
      For fiscal year 2006, short-term incentive compensation related to corporate performance could have been made under the 1999 Incentive Compensation Plan if WGL Holdings’ rate of return on common stock equity exceeded a threshold amount predetermined by the board of directors. For fiscal year 2006, that threshold was a 9% rate of return on common equity. Since WGL Holdings earned a rate of return on common equity in excess of that threshold, incentive awards for fiscal year 2006 corporate performance were authorized under the 1999 Incentive Compensation Plan.
      The 1999 Incentive Compensation Plan was approved by shareholders at the 1999 Washington Gas Light Company Annual Meeting of Shareholders and was adopted by the Company upon formation of the holding company system on November 1, 2000. The 1999 Incentive Compensation Plan was amended and restated by approval of the shareholders at the annual meeting of shareholders on March 5, 2003. The WGL Holdings, Inc. Omnibus Incentive Compensation Plan, if approved by shareholders at the Company’s 2007 Annual Meeting of Shareholders, will replace the 1999 Incentive Compensation Plan and will provide similar benefits as provided under the 1999 Incentive Compensation Plan.
      The committee determines individual awards under the 1999 Incentive Compensation Plan annually. If the rate of return on common equity threshold and any other criteria are met for payments under the 1999 Incentive Compensation Plan, the Chairman and Chief Executive Officer may make recommendations to the committee for awards for each officer except himself. These recommendations recognize that shareholders in a regulated utility achieve their investing goals when the customers are well served through efficient operations. Accordingly, these incentive recommendations include evaluation of the following factors, among others, applicable to the corporation and each of the officers:
      For the corporation:

•	return on equity;

•	operation and maintenance cost per customer;

•	customer service; and

•	operational effectiveness.
      For the officers:

•	success in meeting established corporate and departmental goals;

•	managing resources within established departmental budgets;

•	effectiveness in areas of leadership, planning and teamwork;

•	evaluations by peers and others; and

•	comparison to incentive compensation in the natural gas distribution and other industries, based on data supplied by the outside study of executive compensation.
      The committee considers the amount and basis for these recommendations in consultation with its independent advisor.

      Payouts under the 1999 Incentive Compensation Plan can be higher or lower than target depending on both corporate and individual performance. Payouts may range from 0% to 172.5% of target.
      Long-Term Incentive Compensation Under the 1999 Incentive Compensation Plan:
      Long-Term Incentive Compensation is provided in the form of equity grants under the 1999 Incentive Compensation Plan. The 1999 Incentive Compensation Plan is intended to provide key personnel of the Company and its subsidiaries with additional incentives by increasing their interests in the Company and its success. The 1999 Incentive Compensation Plan promotes achievement of long-term growth of the Company by assisting in the recruiting and retention of key employees, including the officers. Under the 1999 Incentive Compensation Plan, there may be awards of stock options, restricted stock, stock appreciation rights, performance shares, bonus stock, other awards based on the value of the Company’s common stock, dividend units, and cash incentives. As noted previously, short-term incentives may also be granted under the 1999 Incentive Compensation Plan. The committee is the Administrator of the 1999 Incentive Compensation Plan and has the authority to grant awards under it. The WGL Holdings, Inc. Omnibus Incentive Compensation Plan, if approved by shareholders at the Company’s 2007 Annual Meeting of Shareholders, will replace the 1999 Incentive Compensation Plan and will provide similar benefits as provided under the 1999 Incentive Compensation Plan.
      Each year the Committee reviews the appropriate form of long-term incentive compensation in consultation with the Committee’s independent consultant. Based on this review, for FY 2006 and also for FY 2007, the Committee decided to allocate 40% in value of long-term incentive to stock options and 60% in value to performance shares. As noted above, since the utility business is still the Company’s primary business, the level of the overall compensation package, which includes these grants, was set to approximate the size-adjusted median of the utility market. The exercise price of stock options is the fair market value of the common stock on the date of grant. The stock options vest on the third anniversary of the grant and expire on the tenth anniversary of the grant. For fiscal year 2006 awards, performance shares vest on the 36-month anniversary of the date of grant and are earned only if the Company achieves specified total shareholder return levels as compared to a peer group of companies.
      The Company granted a total of 357,742 stock options and 108,251 shares of performance shares to 25 employees during FY 2006. This constitutes approximately 1% of the Company’s outstanding shares as of September 30, 2006, the last day of FY 2006. Options outstanding on September 30, 2006 totaled 1,524,417 shares, or approximately 3.1% of shares outstanding as of that date.
      Other Benefits:
      The Company has a program of income tax, estate and financial planning services for executive officers of the Company. The Company pays the actual cost of these services provided to the executive up to a pre-determined ceiling depending on the level of the executive officer. The highest amount provided to any executive under this program is $10,000 per year.
      The Company also pays the cost of certain other perquisites for executive officers, including parking at the Company’s headquarters building, a gasoline allowance and an annual physical examination. The Company has a membership at one club held in the names of the Chairman and Chief Executive Officer and the President and Chief Operating Officer that is for use in business purposes. The Company also has rights to the use of suites at certain other facilities that are available for use in business purposes by Company employees and directors. Other benefits available to executive officers are noted in footnotes to the Summary Compensation Table elsewhere in this proxy statement.

Independence of Executive Compensation Consultant
      The Committee has retained Hewitt Associates (“Hewitt”) as an executive compensation consultant to review the Company’s executive compensation practices and policies. Hewitt conducts an annual study of the Company’s executive compensation practices and policies to determine their competitiveness in the relevant market. The Committee meets with Hewitt during the year to review all elements of the Company’s executive compensation plans. Hewitt provides data and information to the Committee; they do not make recommendations with respect to specific levels of compensation.
      The Committee has discussed the overall relationship of Hewitt with the Company to provide assurance that Hewitt is providing independent advice. The Committee discussed the full range of services that have been provided by Hewitt to the Company. The Committee has determined these services do not impair the independence of Hewitt.
Compensation of the Chairman and Chief Executive Officer
      In consultation with the committee’s independent consultant, Hewitt Associates, the committee reviews all components of the compensation of the Chief Executive Officer including salary, bonus, equity grants, retirement and other benefits. These benefit levels are compared to benefits provided to chief executives of peer companies. A report is prepared by Hewitt Associates detailing the actual and projected value of these benefits and the report is reviewed by the committee. Based on factors included in these reviews, the committee decides on levels of base salary, short-term incentive and long-term incentive that the committee determines to be reasonable, competitive and appropriate for the Chief Executive Officer.
      Mr. DeGraffenreidt served as Chairman and Chief Executive Officer during fiscal year 2006. Mr. DeGraffenreidt’s base salary has been set at a level approximately equal to the size adjusted 50th percentile of the utility market levels for officers of similar experience and responsibility. Mr. DeGraffenreidt was awarded an incentive payment under the 1999 Incentive Compensation Plan applicable to fiscal year 2006 of $609,370 which was equal to 45.5% of his total cash compensation for the period. This incentive payment recognizes a continuation of the Company’s significant progress in several important areas during the year under Mr. DeGraffenreidt’s executive leadership. Superior performance by the Company continued in the areas of safety, employee engagement and management of operation and maintenance expenses. The Company exceeded its goals for preventing damage to its facilities by third parties and achieving customer satisfaction. The Company expanded the profitable growth of its energy marketing subsidiary, disposed of an underperforming non-utility subsidiary and continued the profitable growth of the remaining commercial heating, ventilation and air conditioning subsidiary. Succession planning and leadership development processes were significantly expanded and strengthened during the year. These achievements were realized at the same time that the Company continued to address a change in operating conditions that have required Washington Gas to rehabilitate a major portion of its underground system in Maryland. The Company’s progress in these areas continue to strengthen our ability to grow and to provide a competitive return for investors while maintaining a safe, reliable natural gas distribution system that provides sustainable value for our customers.
      Long-term incentive awards in the form of stock options and performance shares were granted to Mr. DeGraffenreidt and to certain officers of the Company and its subsidiaries during fiscal year 2006 under terms of the 1999 Incentive Compensation Plan. These grants were at competitive levels based on a market study conducted by the committee’s independent advisor. The awards granted to Mr. DeGraffenreidt are shown in the Executive Compensation section of this proxy statement. As for other executives, the level of overall compensation, which includes these grants, was set to approximate the size-adjusted median of the utility market. As described above, these stock option awards under the 1999 Incentive Compensation Plan vest in three years and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is the fair market value of the shares on the date of grant. Performance shares are earned only if WGL Holdings achieves specified total shareholder return levels compared to a group of peer companies over a three year period.
Deductibility of Compensation
      Under Section 162(m) of the Internal Revenue Code, the Company and its subsidiaries may not deduct compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to the other four highest compensated executive officers unless it meets specific criteria for performance-based compensation. As discussed in this report, the committee intends to provide compensation that is both market and performance based. Awards under the 1999 Incentive Compensation Plan are performance-based awards and are intended to meet the Section 162(m) performance based plan requirements. The compensation program is designed to achieve full tax deductibility. However, we reserve the right to approve non-deductible compensation if we believe it is in the best interests of the shareholders. All compensation paid for fiscal year 2006 was fully deductible for federal income tax purposes.
HUMAN RESOURCES COMMITTEE
Melvyn J. Estrin (Chairman)
George P. Clancy, Jr.
Debra L. Lee

AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors of the Company is composed of four directors who are not employees of the Company. Members of the committee are independent under rules of the Securities and Exchange Commission and the New York Stock Exchange. The names of the members of this committee as of the date of this proxy statement appear at the end of this report.
      The Audit Committee oversees the Company’s financial reporting process on behalf of the Company’s Board of Directors and is directly responsible for the appointment, compensation and oversight of the Company’s independent public accountants. The committee maintains a charter that outlines its responsibilities. The committee met 7 times during fiscal year 2006.
      The Audit Committee has implemented the requirements of the Sarbanes-Oxley Act of 2002 and rules of the New York Stock Exchange with respect to the responsibilities of audit committees of public companies. Among other matters, the Audit Committee reviews procedures on internal control over financial reporting with management and with the Company’s independent public accountants. The Audit Committee and the Company’s full board of directors are committed to compliance with all provisions of that statute and related regulations. Further actions have been taken by the Audit Committee and the board of directors as statutory and regulatory provisions became effective for audit committees and independent auditors.
      The Audit Committee reviewed and discussed the Company’s audited financial statements with management of the Company and the independent public accountants. The Audit Committee discussed with the Company’s internal auditor and the independent public accountants the overall scope and specific plans for their respective audits and the adequacy of the Company’s internal controls.
      The Audit Committee discussed with the independent public accountants those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The committee received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee discussed with the independent accountants the issue of their independence from the Company. The Audit Committee also has considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006, for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE
Karen Hastie Williams (Chair)
George P. Clancy, Jr.
Melvyn J. Estrin
James F. Lafond

FISCAL YEARS 2006 AND 2005 AUDIT FIRM FEE SUMMARY
      During fiscal years 2006 and 2005, the Company’s independent registered public accounting firm for each of those years, Deloitte & Touche LLP (“Deloitte”), billed the Company the following fees:

	2006	2005

Audit Fees	$1,897,880	$1,901,819
Audit Related Fees	0	74,185
Tax Fees	20,000	20,000
All Other Fees	0	0

Total Fees	$1,917,880	$1,996,004

Services Provided by Deloitte
      All services rendered by Deloitte are permissible under applicable laws and regulations and were pre-approved by the Audit Committee, or by the Chair of the Audit Committee by delegated authority as required by law. The fees paid to Deloitte for services are described in the above table under the categories listed below.

1)	Audit Fees — These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly filings on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements. For fiscal years 2006, and 2005 the total audit fees include $783,293 and $1,105,151, respectively, to perform an assessment of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

2)	Audit-Related Fees — These are fees for services performed by Deloitte related to the audit. This included advisory services rendered with respect to internal controls over financial reporting requirements.

3)	Tax Fees — These are fees for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes review of tax returns for the Company and its consolidated subsidiaries.

4)	All Other Fees — These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions.
      These services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements and the assessment of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
Pre-approval policy for audit and non-audit services
      In accordance with provisions of the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent auditors must be pre-approved by the Audit Committee. As authorized by that statute, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve up to $100,000 in audit and non-audit services. This authority may be exercised when the Audit Committee is not in session. Any decisions by the Chair of the Audit Committee under this delegated authority are reported at the next meeting of the Audit Committee. All services reported in the schedule shown above for fiscal years 2005 and 2006 were pre-approved by the full Audit Committee or by the Chair of the Audit Committee, by delegated authority.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION
      The following graph shows the yearly cumulative total shareholder return on WGL Holdings common stock from September 30, 2001 through September 30, 2006 against the cumulative total return of the Standard & Poor’s 500 Stock Index and the Dow Jones Utility Average for the period of five years commencing September 30, 2001 and ending September 30, 2006. This calculation is based on $100 invested on September 30, 2001 and reinvestment of dividends.
Comparison of Five-Year Cumulative Total Returns
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
      At a meeting held on December 12, 2006, the audit committee of the board of directors appointed the firm of Deloitte & Touche LLP, independent public accountants, to audit the books, records and accounts of the Company for fiscal year 2007. The board of directors recommends that the shareholders ratify this appointment.
      Representatives of Deloitte & Touche LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
The board of directors recommends a vote “FOR” this proposal.

PROPOSAL 3
APPROVAL OF WGL HOLDINGS, INC.
OMNIBUS INCENTIVE COMPENSATION PLAN
      On December 15, 2006 the Board of Directors adopted the WGL Holdings, Inc. Omnibus Incentive Compensation Plan (the “Plan”), subject to shareholder approval. If approved by the Company’s shareholders, the Plan will be effective as of the date of such approval. The Board recommends shareholders approve the Plan.
      The Plan will replace the 1999 Incentive Compensation Plan, as amended and restated that was approved by the shareholders at the 2003 Annual Meeting of Shareholders held on March 5, 2003, which provided similar benefits as those to be provided under the Plan.
      We are seeking approval of the new plan, in part, so that we continue to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) requires shareholder approval of incentive compensation plans every five years so that companies can deduct all performance-based compensation.
      The Plan will provide the Company with flexibility to award key personnel both short- and long-term equity-based and cash incentives. The Board of Directors believes that this flexibility in awarding various types of incentive compensation is important for several reasons: first, it allows for greater use of performance-based incentives, which, in the Board’s judgment, promotes a better alignment of the interests of key personnel and the Company’s shareholders. Second, the added flexibility under the Plan will enable the Company to adapt its compensation programs for key personnel in a manner which meets or improves upon compensation programs being offered by the Company’s competitors and peers, thereby attracting key personnel and encouraging them to stay with the Company. Third, the Plan will enable the Company, in connection with an acquisition, to offer flexible incentives to the key employees of the business being acquired to remain employed by the Company for an extended period of time, thus effecting a more efficient and productive post-acquisition transition period.
Description of the Plan
      Key features of the Plan, include:

•	Options may not be repriced without prior approval of shareholders of the Company.

•	Options will not be replaced or repurchased for cash at any time, without prior approval of the shareholders.

•	Options will not be regranted through cancellation without the approval of the shareholders; and will not be regranted by lowering the exercise price of a previously granted Option.

•	The exercise price per share of stock under an option must be not less than the fair market value of the common stock of the Company on the date of grant.

•	The shares of stock and cash which may be granted to any individual are limited in any one plan year, subject to adjustment for certain specified events.

•	Performance goals are used for performance based awards.
      Authority of Committee. Awards under the Plan are generally granted by the Human Resources Committee of the Board (the “Committee”). The Committee has the authority, among other things, to (i) select the persons to be granted awards; (ii) determine the form of awards, or combinations thereof, and whether such awards are to operate on a tandem basis or otherwise in conjunction with other awards; (iii) determine the number of shares of common stock, units or other rights covered by an award; and (iv) determine the other terms and conditions of awards, including any restrictions on transfer, any performance goals, any vesting schedules and any deferral or forfeiture provisions, and any acceleration or waiver thereof.

Awards granted under the Plan are not assignable or transferable except by the laws of descent and distribution or as may be permitted by the Committee.
      Eligibility. Executive officers and other key employees of the Company or of any of the Company’s subsidiaries, including any member of the board of directors who is also an employee, and persons who provide consulting or other services to the Company or any subsidiary deemed by the Committee to be of substantial value, are eligible to be granted Awards. In addition, persons who have been offered employment by the Company or any subsidiary, and persons employed by an entity that the Committee reasonably expects to become a subsidiary, are eligible to be granted awards. It is not possible to estimate the total number of persons who may be eligible to be granted awards under the Plan.
      Types of Awards. Awards authorized under the Plan include:
      (i)  options to purchase shares of common stock, including incentive stock options (“ISOs”) and non-qualified stock options, which will be granted at not less than 100% of the fair market value of the common stock on the date of grant;
      (ii)  stock appreciation rights (“SARs”), whether in conjunction with the grant of stock options or independent of such grant, which will be granted at not less than 100% of the fair market value of the common stock on the date of grant;
      (iii) common stock subject to restrictions on transferability and other restrictions, with respect to which a participant will generally have the rights of a shareholder during the period of restriction (“restricted stock”);
      (iv) common stock to be delivered after the expiration of a deferral period, with respect to which the participant will generally not have the rights of a shareholder during the period of deferral;
      (v)  common stock granted as a bonus or in lieu of Company obligations to pay cash under other plans or compensatory arrangements;
      (vi) dividend equivalents, consisting of a right to receive cash, common stock, other awards or other property equal in value to dividends paid with respect to a specified number of shares of common stock; and
      (vii) other awards, including awards that are payable, in whole or in part, in shares of common stock or the value of which are based, in whole or in part, on the value of shares of common stock (“other stock-based awards”), and awards to be settled, in whole or in part, in cash or other property other than common stock (“cash awards”).
Shares Available for Grant Under the Plan
      Subject to adjustment, the total number of shares of common stock reserved and available for delivery pursuant to awards under the Plan will be:
      (i) one million seven hundred thousand (1,700,000) shares of common stock; plus;
      (ii) (A) the number of shares of common stock (not to exceed one hundred twenty-five thousand (125,000)) which remain available for grant under the 1999 Incentive Compensation Plan as of the date the Plan is approved by the Company’s shareholders; and (B) the number of shares of common stock (not to exceed one million eight hundred forty-five thousand (1,845,000)) subject to outstanding awards under the 1999 Incentive Compensation Plan that on or after the date the Plan is approved by the Company’s shareholders cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable shares of common stock).

      As of January 10, 2007, there were 15 executive officers and 9 other employees participating in the 1999 Plan. If the Plan is approved, no further awards will be granted under the 1999 Plan after March 1, 2007.
      Under the Plan, no participant may be granted awards relating to more than 400,000 shares of common stock during any calendar year. The number of shares that may delivered in the form of restricted stock is limited to an aggregate of 300,000 shares of common stock. On January 10, 2007, the closing price per share of common stock reported on the New York Stock Exchange was $31.35. Shares subject to any award which is canceled, expired, forfeited, settled in cash or otherwise terminated without delivery of shares of common stock will again be available for awards, including shares of restricted stock that are forfeited and shares withheld or surrendered in payment of the exercise price of an award or taxes related to an award. Under the Plan, the number of shares of common stock delivered pursuant to the exercise of ISOs may not exceed 1,825,000, subject to adjustment. The Plan also includes the following per-participant limitations, subject to adjustment: no participant may be granted awards in any one plan year relating to more than 400,000 shares of common stock. In addition, with respect to cash awards, no participant may be paid during any plan year cash or other property exceeding the greater of the fair market value of 400,000 shares of common stock or five million dollars ($5,000,000), determined at the date of grant or the date of settlement whichever is greater.
      Performance Based Awards. The terms of the Plan are intended to, among other things, permit the Committee to impose performance goals with respect to any award, thereby requiring forfeiture of all or part of any award if such performance goals are not met, or linking the time or amount of exercisability, vesting, payment or settlement of an award to the achievement of performance goals. The Plan provides that the performance goals will be based on certain specified business criteria which are intended to encompass a wide range of financial and operational activities of the Company on a consolidated basis and/or for specified subsidiaries or business units of the Company. For example, the business criteria used by the Committee in establishing the performance goals for such awards includes, but is not limited to:
      (i)    earnings;
      (ii)   net income;
      (iii)  net income applicable to common stock;
      (iv)  revenue;
      (v)   cash flow;
      (vi)  return on assets;
      (vii)  return on net assets;
      (viii) return on invested capital;
      (ix)  return on equity;
      (x)   profitability;
      (xi)  economic value added;
      (xii)  operating margins or profit margins;
      (xiii) income before income taxes;
      (xiv) and other financial and relevant operational benchmarks.
      The levels of performance required with respect to such business criteria may be expressed in absolute or relative terms, including, without limitation, per share amounts and comparisons to the performance of a published or special index deemed applicable by the Committee, such as the Standard & Poor’s 500 Stock Index or the performance of one or more comparator companies. In establishing the level of the performance goal to be attained, the Committee may disregard or offset the effect of such factors as extraordinary and/or nonrecurring events as determined by the Company’s independent certified public accountants in accordance with generally accepted accounting principles and changes in or modifications to accounting standards as may be required by the Financial Accounting Standards Board. Achievement of performance goals with respect to such awards will be measured over a period of not less than one year nor more than five years, as the Committee may specify. Performance goals may differ for awards to different participants. The Committee will specify the weighting to be given to each business criterion for purposes of determining the final amount payable with respect to an award. The Committee may reduce the amount of a payout otherwise to be made in connection with the award, but may not exercise its discretion to increase such amount, and the Committee may consider other performance goals in exercising such negative discretion. All determinations by the Committee as to the attainment of performance goals will be in writing. The Committee may not delegate any responsibility with respect to an award that is intended to qualify as “performance-based compensation” under Internal Revenue Code section 162(m).
      Change of Control. The Plan incorporates the terms of the Company’s Change in Control Policy. For awards granted on or after December 15, 2006, it provides that upon a Change in Control, 50% of unvested stock options and performance share awards will fully vest, and the remaining 50% of the unvested stock option or performance share awards will vest according to the terms of each respective award agreement, subject to certain conditions. Awards granted prior to December 15, 2006, will be governed by the Change in Control terms provided in each respective award agreement.
      Effectiveness, Amendment and Termination. The Plan may be amended, altered, suspended, discontinued or terminated by the Board of Directors without shareholder approval unless the Board seeks to increase the number of shares of common stock subject to the Plan or shareholder approval is required by law or regulation or under the rules of any stock exchange or automated quotation system on which the common stock is then listed or quoted. Shareholder approval will not be deemed to be required under laws or regulations that condition favorable tax treatment on such approval, although the Board may, in its discretion, seek shareholder approval in any circumstances in which it deems such approval advisable. The Plan will be effective as of the date of its approval by shareholders and will continue in effect for ten (10) years from such date, unless sooner terminated by the Board of Directors.
      Other Matters. Awards that may in the future be granted to the Company’s Chief Executive Officer, to the four other most highly compensated executive officers or to other groups of persons, and the number of persons in such groups, are discretionary and therefore cannot be determined at this time. On January 10, 2007, the closing price of the common stock on the New York Stock Exchange was $31.35 per share.
Federal Income Tax Consequences
      The following is a brief description of the federal income tax consequences generally arising with respect to awards granted under the Plan. This discussion is intended for the information of shareholders considering how to vote on approval of the Plan, and not as tax guidance to participants in the Plan.
      The grant of an option, SAR or other stock-based award in the nature of a purchase right will create no tax consequences for the participant or the Company. Upon exercising an ISO, a participant will not have taxable income (except that the alternative minimum tax may apply), and the Company will receive no deduction at that time. Upon exercising an option other than an ISO (including an other stock-based award in the nature of a purchase right), the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares of common stock received. In each case, the Company will generally be entitled to a deduction equal to the amount recognized as ordinary income by the participant.
      A participant’s disposition of shares of common stock acquired upon the exercise of an option, SAR or other stock-based award in the nature of a purchase right generally will result in capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares (or the exercise price of the option in the case of shares acquired by exercise of an ISO and held for the applicable ISO holding period). Generally, there will be no tax consequences to the Company in connection with a disposition of shares acquired upon exercise of an option or other award, except that the Company will generally be entitled to a deduction (and the participant will recognize ordinary income) if shares acquired upon exercise of an ISO are disposed of before the applicable ISO holding periods have been satisfied.
      With respect to awards granted under the Plan that may be settled in cash, common stock, other awards or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares, other awards or other property so received. The Company will generally be entitled to a deduction for the same amount. With respect to awards involving shares, other awards or other property that are restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of such shares, other awards or other property received at the first time the shares, other awards or other property becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. The Company will generally be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of such shares, other awards or other property rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, and, if the participant so elects, the Company will be entitled to a deduction at such time. If the participant subsequently forfeits such shares, other awards or other property, the participant would not be entitled to any deduction, including a capital loss, for the value of the shares, other awards or other property on which he previously paid tax. Such election must be made and filed with the Internal Revenue Service within thirty days after the receipt of the restricted shares, other awards or other property. Different tax rules may apply in other kinds of transactions under the Plan, including those involving payment of the exercise price of an option by surrender of previously acquired shares.
      Compliance with Section 162(m) of the Internal Revenue Code. Internal Revenue Code Section 162(m) generally disallows a deduction to a public company for annual compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million. However, compensation that qualifies as “performance-based compensation” is excluded from the $1 million limitation and, therefore, remains fully deductible by the company. The Company intends that options, SARs and other awards designated as such, the exercisability, vesting, payment or settlement of which is expressly conditioned upon achievement of performance goals based on one or more of the business criteria described above, may qualify as “performance-based compensation” for purposes of Code Section 162(m), although other awards under the Plan may not so qualify. The Board is seeking shareholder approval of the Plan partly in order to qualify all compensation to be paid under the Plan for the maximum income tax deductibility under Section 162(m) of the Code.
      Code Section 409A. If any award granted under the Plan is considered deferred compensation under Internal Revenue Code Section 409A, then certain requirements must be met to have the deferral be effective for federal tax purposes. These requirements include: ensuring that any election to defer made by participants is done within the time period(s) permitted by Internal Revenue Code Section 409A; limitations on distributions; and, the prohibition of accelerating the time or schedule of any payment of deferred amounts except in circumstances permitted under guidance issued by the U.S. Treasury Department. If these requirements are not met, a participant will be immediately taxable on such purportedly deferred amounts, a penalty of 20% of such amounts deferred after December 31, 2004 will be imposed, and penalty interest will accrue at the underpayment rate plus 1%.
Vote Needed for Passage of Proposal
      To be approved, this proposal must receive more votes cast in favor of the proposal than the number of votes cast against the proposal.
       The board of directors recommends a vote “FOR” the approval of the WGL
Holdings, Inc. Omnibus Incentive Compensation Plan.

PROPOSAL 4
SHAREHOLDER PROPOSAL
      Mrs. Evelyn Y. Davis, whose address is The Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, has given notice of her intention to present a proposal for consideration by the shareholders at the annual meeting. The proposal of Mrs. Davis, who is owner of record of 280 shares of common stock of the Company, is set forth below in the form of a resolution along with her supporting statement.
       Your board of directors opposes the adoption of the following proposal for the reasons stated after the proposal and, therefore, recommends that shareholders vote “AGAINST” the proposal.
       RESOLVED, “That the stockholders of WGL Holdings assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”
      REASONS: “Many states have mandatory cumulative voting, so do National Banks.” “In addition, many corporations have adopted cumulative voting.”
      “Last year the owners of 11,535,228 shares, representing approximately 36.41% of the shares voting, voted FOR this proposal.”
      “If you AGREE, please mark your proxy FOR this resolution.”
       Board of Directors’ Recommendation — The board of directors recommends that shareholders vote “AGAINST” this shareholder proposal for the following reasons:
       Your board of directors believes it is important for each member of the board to represent all shareholders, not just a particular interest group or faction.
      Persons serving on the Company’s board of directors have wide experience in law, accounting, business and finance. Directors are not elected to represent a particular viewpoint, and the directors do not believe it is desirable to select candidates for election in that manner.
      These objectives of your directors are fundamentally different from the objectives of a cumulative voting procedure. Cumulative voting could permit a relatively small group of shareholders to elect a particular director. A director elected through cumulative voting might therefore become (or appear to become) an advocate for a particular shareholder group. This result would be directly opposite to the purpose of having each member of your board of directors represent all shareholders. Cumulative voting for directors could also result in factions and interest groups being created in the board, causing significant interference with the board deliberative process.
      For these reasons, the board of directors and the management oppose the proposed resolution.
      Mrs. Davis has submitted substantially the same proposal each year since 1986 and it has been defeated by our shareholders each year.
       For the above reasons, the board of directors recommends that shareholders vote “AGAINST” proposal #4.
PROPOSAL 5
SHAREHOLDER PROPOSAL
      Mr. George Taylor, whose address is 7302 Franklin Rd.; Annandale, VA 22003, has given notice of his intention to present a proposal for consideration at the annual meeting. The proposal of Mr. Taylor, who is the owner of record of 6,559 shares of common stock of the Company, is set forth below in the form of a resolution along with his supporting statement.
       Your board of directors opposes the adoption of the following proposal for the reasons stated after the proposal and, therefore, recommends that shareholders vote “AGAINST” the proposal.
       RESOLVED, That stockholders of WGL Holdings, Inc. (“WGL” or the “Company”) ask the board of directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of WGL Holdings. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders, and (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.
      SUPPORTING STATEMENT:  It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company, Mr. James H. DeGraffenreidt, Jr. holds both the positions of Chairman of the Board and CEO. I believe that this current scheme may not adequately protect the owners of the Company, the shareholders.
      Shareholders of WGL require an independent leader to ensure that management acts strictly in the best interests of the Company. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board of Directors. Accordingly, I believe that having an independent director serve as chairman can help ensure the objective functioning of an effective Board.
      I believe that, by ensuring that the Chairman of the Board of our Company is independent, shareholders will enhance Board leadership at our Company, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, “The ultimate responsibility for good corporate governance rests with the Board of Directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”
      I believe that the recent wave of corporate scandals — from Enron to the plethora of companies being investigated for options re-pricing — demonstrates that no matter how many independent directors there are on the Board, it is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.
      I, therefore, urge shareholders to vote FOR this important corporate governance reform.
       Board of Directors’ Recommendation — The board of directors recommends that shareholders vote “AGAINST” this shareholder proposal for the following reasons:
       Your Board of Directors believes this proposal, if adopted, would interfere with the proper, efficient and effective operation of your board of directors. Implementing the proposal would arbitrarily deprive the board of the important ability to conduct its business judgment which may include, from time to time, selecting a leader from management.
      The independent directors and management of your company depend on a constant, honest and relevant exchange of information. Your board’s Chairman, who is also Chief Executive Officer of the Company, provides an important bridge for this interaction between the board and management.

      Currently, seven of your eight directors are independent under standards established by the New York Stock Exchange. The Company’s corporate governance structure, with its emphasis on independence, makes it unnecessary to require that the Chairman be an independent director. The board also believes that board independence and oversight of management are effectively maintained through the board’s current composition and committee system. Each of the board’s Human Resources, Governance and Audit committees is comprised solely of independent directors. The board conducts regular executive sessions led and attended by only independent, non-employee directors. The board therefore is comfortable that the candor and objectivity of the board’s deliberations are not affected by whether its chairman is independent or a member of management.
      In 2006, The Company was rated among the top 100 Best Corporate Citizens by Business Ethics magazine. The Company has been recognized in this magazine’s annual survey for best practices in the area of corporate social responsibility for three consecutive years. Founded in 1987, Business Ethics magazine focuses on ethics and corporate social responsibility.
      In September 2006, Public Utilities Fortnightly recognized the Company as one of the top 40 energy companies in the country. The magazine makes its selections independently; companies do not self nominate. Public Utilities Fortnightly indicates that the recognized energy companies demonstrate superior asset management, exceptional cost discipline, and magnificent growth opportunities.
      In February 2006, the Company’s corporate governance guidelines and bylaws were formally revised to designate the position of Presiding Director of the Board and to designate the Chair of the Governance Committee to serve in that position. Among other powers and responsibilities, the Presiding Director:

•	presides at all meetings of the Board at which the Chairman is not present, including independent executive sessions of the independent directors;

•	has the authority to convene meetings of the independent Directors;

•	is available to communicate or meet with any shareholder controlling at least five percent of the outstanding voting stock of the Company; and

•	functions as a liaison between the Chairman of the Board and independent Directors, as necessary.
      The Company’s current board leadership structure that features the Chief Executive Officer serving as Chairman has supported sustained and successful corporate performance. The independent directors hold the Company’s Chairman and Chief Executive Officer directly accountable for the performance of the Company.
      Based on many years of experience serving on your board, your directors believe the current board structure with a management Chairman has been and continues to be the most appropriate structure for your Company. Mr. Taylor’s proposal and his supporting statement do not support or justify imposition of restrictions on what has been a highly effective and successful board organization. Therefore, your board of directors and management urge that you cast your vote AGAINST proposal #5.
      Mr. Taylor submitted substantially the same proposal last year. It was defeated by a vote of 87.4% of the shares voting on the proposal.
       For the above reasons, the board of directors recommends that shareholders vote “AGAINST” proposal #5.
PROPOSAL 6
SHAREHOLDER PROPOSAL
      The International Brotherhood of Teamsters, located at 25 Louisiana Avenue, NW, Washington, DC 20001, has given notice of its intention to present a proposal for consideration at the annual meeting. This proposal of the International Brotherhood of Teamsters, which is the owner of 90 shares of the common stock of the Company, is set forth below in the form of a resolution along with a supporting statement.
       Your board of directors opposes the adoption of the following proposal for the reasons stated after the proposal and, therefore, recommends that shareholders vote “AGAINST” the proposal.
       RESOLVED: That the shareholders of WGL Holdings, Inc. (“the Company” or “WGL”) urge our Board of Directors (“Board”) to disclose in a separate report to shareholders, the Company’s relationships with its executive compensation consultants or firms. Specifically, WGL should, with respect to each firm or consultant retained by the Company, the Board, or Board Committee advise on executive compensation policies or plans (each, a “Consultant”):

(1) Identify the entity (e.g. the Company, the Board) that retained the Consultant, and disclose whether any member of the Company’s senior management participated in the process of selecting or retaining the Consultant; and,

(2) Disclose whether the Consultant has:

a.	Provided, at any time in the last five years, non-compensation-related services to the Company or any affiliate of the Company, including services provided by the Consultant through an affiliate for such services;

b.	Any service contract(s) with the senior management of WGL or its subsidiaries, or with any organizations that the Company’s senior management is affiliated with;

c.	Other public company clients at which an executive officer of the Company or an affiliate of the Company serves as a director; and,

d.	Employees that are family members of any person described above.
      SUPPORTING STATEMENT: According to the Corporate Library, our CEO’s compensation package exceeds our industry peers. For example, Southern Union, with a Market Cap of $3.02 Billion, pays it [sic] CEO $1.11 Million; while WGL’s market cap is $1.41 Billion, and pays CEO DeGraffenreidt $2.19 Million.
      One problem with compensation practices, according to Corporate Governance professor Charles M. Elson, often lies with the conflicts-of-interests of the compensation consultants. (Senate testimony, September 6, 2006).
      To ensure executive compensation is aligned with the interests of shareholders, we believe a committee of independent directors who has access to unbiased advice and objective analyses should decide compensation issues. While the Company notes in its 2006 proxy statement that the Board’s compensation committee utilizes a compensation consultant, the proxy does not disclose any information that would allow shareholders to adequately assess whether consultants utilized by the compensation committee or Board are sufficiently independent to provide objective advice.
      Questions have been raised about the independence of compensation consultants. One article linked escalating executive pay to the fact that “if the consultants want to be rehired in future years, they will not want to hurt their chances by suggesting that a chief receives less than his or her peers do.” (“How to Slow Runaway Executive Pay,” The New York Times, 10/23/2005).
      The independence of compensation consultants may be compromised as a result of additional business relationships. Compensation consultants “are often motivated to produce big paydays for managers. After all, the boss can hand their company lucrative contracts down the road.” (“Off to the Races Again, Leaving Many Behind,” The New York Times, 4/9/2006).
      We believe that the disclosure of the Company’s relationships with its compensation consultants will help ensure that executive compensation decisions are rendered independently and in the interests of shareholders.

       Board of Directors’ Recommendation — The board of directors recommends that shareholders vote “AGAINST” this shareholder proposal for the following reasons:
       The Board of Directors opposes this proposal submitted by the International Brotherhood of Teamsters (IBT) because it would require the shareholders to bear the expense of preparation and mailing of an unnecessary report. Some of the information requested by IBT is already contained in the proxy statement in the report of the Human Resources Committee (the Committee). The remainder of the requested information seeks confirmation that the Committee’s compensation consultant is independent.
      As disclosed in the Committee’s report for several years, the Committee retains the services of an independent compensation consultant to review the Company’s executive compensation practices and policies. The Committee is composed entirely of independent directors; there are no management representatives on the Committee. The Committee is not obligated to retain any particular consultant and it may engage more than one consultant. The selection of the consultant is not a matter of management’s prerogative.
      IBT’s supporting statement asserts that the compensation package of the Company’s Chairman and Chief Executive Officer “exceeds our industry peers.” IBT’s only support for this assertion is the statement that “Southern Union,” an apparent reference to Southern Union Company, “pays it (sic) CEO $1.11 Million.” This statement by IBT, however, does not provide a complete description of that CEO’s compensation.
      The compensation of $1.11 million cited by IBT is the total of compensation for that CEO as reported in the Southern Union Company proxy statement for FY 2005. IBT fails to say, however, that in the same proxy statement, that CEO’s total compensation for FY 2004 and FY 2003 was $2.30 million and $3.57 million, respectively. These amounts exceed the comparable figure for total compensation of our Chairman and Chief Executive Officer for the corresponding years and for any year.
      IBT points to Southern Union Company as one of our “industry peers.” Southern Union Company’s website contains information showing that it has approximately 17% of its assets devoted to natural gas distribution, with the great majority of its assets being dedicated to interstate pipeline and gathering system operations. By comparison, over 91% of our assets are dedicated to natural gas distribution. In short, Southern Union Company is in a significantly different business than our Company.
      In contrast to IBT’s reference to one significantly different company, the Committee’s consultant performs a comprehensive peer group analysis when studying the compensation of all our Company’s officers. In the most recent study, concluded in FY 2006, that peer group analysis covered a total of 30 companies. The Committee uses this type of comprehensive peer group data each year in reviewing executive compensation.
       For the above reasons, the board of directors recommends that shareholders vote “AGAINST” proposal #6.
OTHER MATTERS
      The board of directors knows of no other matters to be brought before the annual meeting. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote in accordance with their best judgment on such matters.
      The annual report for 2006, including financial statements, was first mailed to shareholders on or about January 22, 2007.

      Upon written request, the Company will furnish without charge a copy of its most recent annual report on Form 10-K. Please direct these requests to: Shelley Jennings, Treasurer, WGL Holdings, Inc., 101 Constitution Ave., N.W., Washington, D.C. 20080.
      The solicitation of proxies is being made on behalf of the board of directors, and the cost will be borne by the Company. Brokerage houses and other custodians will be reimbursed by the Company for their expenses in forwarding proxy materials to principals. Further solicitation of proxies may be made by telephone or other communication by regular employees of the Company. Morrow & Company has been retained by the Company for a fee of $5,500, plus expenses, to assist in the solicitation of proxies.
SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
      Any shareholder who wishes to submit a proposal for printing in the Company’s proxy statement for the annual meeting of shareholders to be held in year 2008 (expected to be held in March 2008) must submit that proposal so it is received by the Company’s corporate secretary no later than the close of business on September 28, 2007. To be included in the Company’s proxy statement, the shareholder proposal must meet the requirements of the applicable rules of the Securities and Exchange Commission. Proposals should be addressed to the corporate secretary, WGL Holdings, Inc., 101 Constitution Ave., N.W., Washington, D.C. 20080.
      Other business matters to be brought by shareholders, including any nominations for board membership, can only be considered at the shareholder meeting in accordance with advance notice provisions of the Company’s bylaws. Notice of these matters must be received by the Company’s corporate secretary not less than sixty (60) days prior to the scheduled date of the next annual meeting of shareholders, or December 31, 2007, assuming the next annual meeting of shareholders is held on March 1, 2008. Notice of such matters should be addressed to the corporate secretary, WGL Holdings, Inc., 101 Constitution Ave., N.W., Washington, D.C. 20080. A copy of the corporate bylaws which describes the advance notice procedures can be obtained from the corporate secretary at the address shown in this paragraph.
VOTING BY PROXY
      Proxy cards will be voted as specified, but if not otherwise marked they will be voted: “FOR” Proposals (1), (2), (3) and “AGAINST” Proposals (4), (5) and (6).
By order of the board of directors,

Douglas V. Pope
Secretary
January 26, 2007

APPENDIX A
WGL Holdings, Inc.
Omnibus Incentive Compensation Plan

WGL Holdings, Inc.
Omnibus Incentive Compensation Plan
March 1, 2007
SECTION 1
PURPOSE
      Purpose. The purpose of this WGL Holdings, Inc. Omnibus Incentive Compensation Plan (the “Plan”) of WGL Holdings, Inc., a Virginia corporation (the “Company”), is to advance the interests of the Company and its shareholders by providing for incentive compensation triggered by factors related to operational excellence, customer service, utility reliability and others as a means to attract, retain and reward officers and other key employees of, and consultants and other service providers to, the Company and Subsidiaries and to enable such persons to acquire or increase their interests in the Company and its success, thereby promoting a closer identity of interests between such persons and the Company’s shareholders. The Plan is intended to qualify certain compensation awarded under the Plan as “performance-based compensation” under Code section 162(m) to the extent deemed appropriate by the Committee. Further, the terms of the Plan are intended to meet the requirements of Section 409A of the Code.
SECTION 2
GENERAL DEFINITIONS
      Definitions. The definitions of awards under the Plan, including Options, SARs, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of other awards, Dividend Equivalents, Other Stock-Based Awards and Cash Awards, are set forth in Section 6 of the Plan. Such awards, together with any other right or interest granted to a Participant under the Plan, are termed “Awards.” For purposes of the Plan, the following additional terms shall be defined as set forth below:

(a) “Award Agreement” means any written agreement, contract, notice or other instrument or document evidencing or relating to an Award.

(b) “Beneficiary” means the person, persons, trust or trusts which have been designated by a Participant in his most recent written beneficiary designation filed with the Committee to exercise the rights and receive the benefits specified under an Award upon such Participant’s death or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to exercise such rights and receive such benefits.

(c) “Board” means the Board of Directors of the Company.

(d) “Change of Control” means for all purposes of this Plan the meaning ascribed to such term in the Company’s Change in Control Severance Plan for Certain Executives, dated December 15, 2006, or any successor to such plan.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include the regulations thereunder and successor provisions and regulations thereto.

(f) “Committee” means the committee appointed by the Board to administer the Plan or, if no committee is appointed, the Board.

(g) “Effective Date” means the date that the Plan is approved by the Company’s shareholders.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include the rules thereunder and successor provisions and rules thereto.

(i) “Fair Market Value” means, on any given day, the closing price of one share of Stock as reported on the New York Stock Exchange composite tape on such day or, if the Stock was not traded on such day, then on the next preceding day that the Stock was traded, all as reported by such source as the Committee may select.

(j) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Code section 422, or any successor provision.

(k) “Participant” means a person who, at a time when eligible under Section 5, has been granted an Award.

(l) “Plan” means the WGL Holdings, Inc. Omnibus Incentive Compensation Plan.

(m) “Plan Year” means the Company’s fiscal year.

(n) “Prior Plan” means the WGL Holdings, Inc. 1999 Incentive Compensation Plan as Amended and Restated as of March 5, 2003.

(o) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(p) “Stock” means the common stock, no par value, of the Company and such other securities as may be substituted for Stock or for such other securities pursuant to Section 4(d).

(q) “Subsidiary” or “Subsidiaries” means any corporation or corporations which, together with the Company, would form a group of corporations described in Code section 424(f). The term shall include the Utility. The term shall also refer to any entity designated as such by the Board for purposes of the Plan.

(r) “Utility” means Washington Gas Light Company.
SECTION 3
ADMINISTRATION

(a) Authority of the Committee. The Plan shall be administered by the Committee and the Committee shall make and administer all Awards in compliance with the provisions of Section 409A of the Code, including, but not limited to, rules related to the election, timing and deferral of Awards. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select persons to whom Awards may be granted;

(ii) to determine the type or types of Awards to be granted to each such person;

(iii) to determine the number of Awards to be granted, the number of shares of Stock to which an Award will relate, the terms and conditions of any Award (including, without limitation, any exercise price, any grant price or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability, forfeiture, exercisability or settlement and any waivers or accelerations thereof and any performance conditions (including, without limitation, any performance conditions relating to Awards not intended to be governed by Section 7(e) and any waivers and modifications thereof), based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award;

(iv) to determine whether, to what extent and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards or other property, or an Award may be canceled, forfeited or surrendered;

(v) to determine whether, to what extent and under what circumstances cash, Stock, other Awards or other property payable with respect to an Award will be deferred either automatically, or at the election of the Committee or of the Participant;

(vi) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(vii) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(viii) to correct any defect or omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations or Award Agreement; and

(ix) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the proper administration of the Plan.
      Other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan, including, without limitation, for the purpose of ensuring that transactions under the Plan by Participants who are then subject to Section 16 of the Exchange Act in respect of the Company are exempt under Rule 16b-3. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board.
      (b)  Manner of Exercise of Committee Authority. Any determination or action of the Committee with respect to the Plan or any Award shall be taken in the sole and absolute discretion of the Committee and shall be final, conclusive and binding on all persons, including, without limitation, the Company, any Subsidiary, any Participant, any person claiming any rights or interests under the Plan or any Award from or through any Participant and the Company’s shareholders, except to the extent that the Committee may subsequently modify, or make a further determination or take further action not consistent with its prior determination or action. If not specified in the Plan, the time at which the Committee must or may make any determination or take any action shall be determined by the Committee, and any such determination or action may thereafter be modified by the Committee (subject to Sections 4(d) and 8(e)). The express grant of any specific power to the Committee, the making of any determination or the taking of any action by the Committee or the failure to make any determination or take any action shall not be construed as limiting any power or authority of the Committee. Except as provided in Section 7(e), the Committee may delegate to officers or managers of the Company or any Subsidiary authority, subject to such terms and conditions as the Committee shall determine, to perform such functions as the Committee may determine, to the extent permitted under applicable law.
      (c)  Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any determination, action or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the

Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such determination, action or interpretation.
SECTION 4
STOCK SUBJECT TO THE PLAN AND MAXIMUM AWARDS
      (a)  Shares of Stock Reserved. Subject to adjustment as provided in Section 4(d), the total number of shares of Stock reserved and available for delivery pursuant to Awards shall be:

(i) One million seven hundred thousand (1,700,000) shares of Stock; plus

(ii) (A) the number of shares of Stock (not to exceed one hundred twenty-five thousand (125,000)) which remained available for grant under the Company’s Prior Plan as of the Effective Date; and (B) the number of shares of Stock (not to exceed one million eight hundred forty-five thousand (1,845,000)) subject to outstanding awards as of the Effective Date under the Prior Plan that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares of Stock).
      (b)  Shares subject to any Award which is canceled, expired, forfeited, settled in cash or otherwise terminated without delivery of fully tradeable shares of Stock to the Participant (or Beneficiary), including, without limitation, shares of Restricted Stock that are forfeited and shares of Stock withheld or surrendered in payment of any exercise price of an Award or taxes related to an Award, shall again be available for delivery pursuant to Awards. Notwithstanding the foregoing, the number of shares that may be delivered upon the exercise of ISOs shall be one million eight hundred twenty-five thousand (1,825,000), subject to adjustment as provided in Section 4(d). Any shares of Stock delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares acquired by the Company.
      (c)  Annual Per-Participant Limitations. During any Plan Year, no Participant may be granted Awards relating to more than 400,000 shares of Stock, subject to adjustment as provided in Section 4(d). In addition, with respect to Cash Awards, no Participant may be paid during any Plan Year cash or other property relating to such Awards that exceeds the greater of the Fair Market Value of the number of shares of Stock set forth in the preceding sentence or five million dollars ($5,000,000), determined either at the date of grant or the date of settlement, whichever is greater. This provision sets forth two separate limitations, so that Awards that may be settled solely by delivery of Stock will not operate to reduce the amount of Cash Awards, and vice versa. Awards that may be settled either in Stock or in cash must not exceed either limitation during the applicable Plan Year.
      (d)  Adjustments. In the event that the Committee shall determine that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of Stock or other securities, Stock dividend or other special, large and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock reserved and available for delivery pursuant to Awards under Section 4(a), including, without limitation, the share limitations for Restricted Stock and ISOs, (ii) the number and kind of shares of Stock specified in the annual per-Participant limitations under Section 4(c), (iii) the number and kind of shares of Stock relating to outstanding Restricted Stock or other Awards in connection with which shares have been issued, (iv) the number and kind of shares of Stock that may be issued in respect of any other outstanding Awards and (v) the exercise price, grant price or purchase price relating to any

Awards (or, if deemed appropriate, the Committee may make provision for a cash payment with respect to any outstanding Awards). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including, without limitation, cancellation of unexercised or outstanding Awards, or substitution of Awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence and events constituting a Change of Control) affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations or accounting principles. Notwithstanding anything herein to the contrary, without the prior approval of the shareholders of the Company, Options or SARs issued under this Plan will not be repriced, replaced, repurchased for cash at any time, or regranted through cancellation, or by lowering the exercise price, and no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule. The exercise price of a previously granted Option or the grant price of a previously issued SAR may not be lowered at any time following the grant of such Option or SAR.
SECTION 5
ELIGIBILITY
      Executive officers and other key employees of the Company or of any Subsidiary, including any member of the Board who is also such an employee, and persons who provide consulting or other services to the Company or any Subsidiary deemed by the Committee to be of substantial value, are eligible to be granted Awards. In addition, persons who have been offered employment by the Company or any Subsidiary, and persons employed by an entity that the Committee reasonably expects to become a Subsidiary, are eligible to be granted Awards.
SECTION 6
SPECIFIC TERMS OF AWARDS
      (a)  General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose, in connection with any Award, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including, without limitation, terms requiring forfeiture of Awards in the event of termination of employment or service of the Participant. Except as provided in Section 6(f), 6(h) or 7(a), or to the extent required to comply with requirements of applicable law, only services may be required as consideration for the grant (but not the exercise) of any Award.
      (b)  Options. The Committee is authorized to grant options to purchase Stock on the following terms and conditions (“Options”):

(i) Option Grants. Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion.

(ii) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee and specified in the Award Agreement; provided, however, that except as provided in Section 7(a), the exercise price shall be not less than the Fair Market Value on the date of grant.

(iii) Time and Method of Exercise. Each Option shall be exercisable during and over such period ending not later than ten years from the date it was granted, as may be determined by the Committee and stated in the Award Agreement. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which the exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Stock, other Awards or other property (including, without limitation, awards granted under other Company plans and through “cashless exercise” arrangements, to the extent permitted by applicable law) and the methods by which Stock will be delivered or deemed to be delivered to Participants.

(iv) ISOs. The terms and conditions of any ISOs shall comply in all respects with the requirements of Code section 422. Notwithstanding anything to the contrary herein, no term of the Plan or of any Award Agreement relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted hereunder be exercised, so as to cause the ISOs to fail to qualify as such under Code section 422, unless such result is mutually agreed to by the Company and the Participant.

(v) Termination of Employment or Service. Unless otherwise determined by the Committee, upon termination of a Participant’s employment or service, as applicable, with the Company and all Subsidiaries, such Participant may exercise any Options during the three-month period following such termination of employment or service, but only to the extent that such Option was exercisable as of such termination of employment or service. Notwithstanding the foregoing, if the Committee determines that such termination is for cause, all Options held by the Participant shall terminate as of the termination of employment or service.

      (c)  Stock Appreciation Rights. The Committee is authorized to grant Stock appreciation rights on the following terms and conditions (“SARs”):

(i) Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value on the date of exercise (or, if the Committee shall so determine in the case of any such right other than one related to an ISO, the Fair Market Value at any time during a specified period before or after the date of exercise), over (B) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR, which, except as provided in Section 7(a), shall be not less than the Fair Market Value on the date of grant.

(ii) Other Terms. The Committee shall determine the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. The terms and conditions relating to any SAR will be set forth in an Award Agreement that is in compliance with the provisions of Section 409A of the Code.
      (d)  Restricted Stock. The Committee is authorized to grant restricted shares of Stock on the following terms and conditions (“Restricted Stock”):

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise, as the Committee may determine. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including, without limitation, the right to vote the Restricted Stock and the right to receive dividends thereon.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of employment or service (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to

Restricted Stock shall be waived in whole or in part in the event of termination resulting from specified causes.

(iii) Certificates for Stock. Restricted Stock may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates may bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Stock, the Company may retain physical possession of the certificates and the Participant may be required to deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends. Dividends paid on Restricted Stock shall be either paid at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the aggregate amount of such dividends, or the payment of such dividends shall be deferred and/or the amount or value thereof automatically reinvested in additional shares of Restricted Stock, other Awards or other property, as the Committee shall determine or permit the Participant to elect. Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed, unless otherwise determined by the Committee. Notwithstanding the foregoing, the terms and conditions relating to any deferred dividends payable with respect to Restricted Stock will be set forth in an Award Agreement that is in compliance with the provisions of Section 409A of the Code.

      (e)  Deferred Stock. The Committee is authorized to grant deferred shares of Stock subject to the following terms and conditions (“Deferred Stock”):

(i) Award and Restrictions. Delivery of Deferred Stock shall occur upon expiration of the deferral period specified in the Award Agreement by the Committee or, if permitted by the Committee, as elected by the Participant. In addition, Deferred Stock shall be subject to such restrictions as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at other specified times, separately or in combination at such times, under such circumstances, in installments or otherwise, as the Committee may determine.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which restrictions or forfeiture conditions apply, all Deferred Stock that is at that time subject to such restrictions or forfeiture conditions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock shall be waived in whole or in part in the event of termination resulting from specified causes.
      (f)  Bonus Stock and Awards in Lieu of Cash Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of Company obligations to pay cash or other property, under other plans or compensatory arrangements.
      (g)  Dividend Equivalents. The Committee is authorized to grant dividend equivalents entitling the Participant to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock (“Dividend Equivalents”). Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards or other property, and shall be subject to such restrictions on transferability and risks of forfeiture, as the Committee may determine. Notwithstanding the foregoing, the terms and conditions relating to Dividend Equivalents will be set forth in an Award Agreement that is in compliance with the provisions of Section 409A of the Code.

      (h)  Other Stock-Based or Cash Awards. The Committee is authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated or payable in, valued in whole or in part by reference to or otherwise based on or related to Stock and factors that may influence the value of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, performance shares, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with a value or payment contingent upon performance of Stock (or any other factors designated by the Committee) and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Subsidiaries (“Other Stock-Based Awards”). The Committee shall determine the terms and conditions of such Awards. Stock issued pursuant to an Other Stock-Based Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods and in such forms, including, without limitation, cash, Stock, other Awards or other property, as the Committee shall determine. Awards that may be settled in whole or in part in cash or other property (not including Stock) may also be granted pursuant to this Section 6(h) (“Cash Awards”). The Committee shall determine the terms and conditions of such Cash Awards.
SECTION 7
CERTAIN PROVISIONS APPLICABLE TO AWARDS
      (a)  Stand-Alone, Additional, Tandem and Substitute Awards. Awards may be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company, any business entity to be acquired by the Company or any Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time or as of a different time from the grant of such other Awards or awards.
      (b)  Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any ISO or any SAR granted in tandem therewith exceed the period permitted under Code section 422.
      (c)  Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any Subsidiary upon the grant, exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments or on a deferred basis. Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments denominated in Stock.
      (d)  Legal Compliance.

(i) Compliance with Code Section 162(m). It is the intent of the Company that Options, SARs and other Awards designated as such constitute “performance-based compensation” within the meaning of Code section 162(m). Except for the automatic acceleration and payout resulting from a Change of Control under Section 7(f), if any provision of the Plan or of any Award Agreement relating to such an Award does not comply or is inconsistent with the requirements of Code section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the performance goals.

(ii) Section 16 Compliance. With respect to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction by such a Participant is exempt from liability under Rule 16b-3, except that such a Participant may be permitted to engage in a nonexempt transaction under the Plan if written notice has been given to the Participant regarding the nonexempt nature of such transaction. The Committee may authorize the Company to repurchase any Award or shares of Stock resulting from any Award in order to prevent a Participant who is subject to Section 16 of the Exchange Act from incurring liability under Section 16(b). Unless otherwise specified by the Participant, equity securities, including, without limitation, derivative securities, acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

(iii) Compliance with Code Section 409A. The terms and conditions of any Awards will comply in all applicable respects with the requirements of Code section 409A. Notwithstanding anything to the contrary herein, no term of the Plan or of any Award Agreement will be interpreted or amended, nor shall any discretion or authority granted hereunder be exercised, so as to cause such Awards to violate the provisions of Code section 409A.

      (e)  Performance-Based Awards. The Committee may designate any Award, the exercisability, vesting, payment or settlement of which is subject to the attainment of one or more preestablished performance goals, as a performance-based Award intended to qualify as “performance-based compensation” within the meaning of Code section 162(m). The performance goals for an Award subject to this Section 7(e) shall consist of one or more business criteria, identified below, and a targeted level or levels of performance with respect to such criteria, as specified by the Committee. Performance goals shall be objective and shall otherwise meet the requirements of Code section 162(m)(4)(C). The following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or business units of the Company, shall be used by the Committee in establishing performance goals for such Awards: (i) earnings; (ii) net income; (iii) net income applicable to Stock; (iv) revenue (v) cash flow; (vi) return on assets; (vii) return on net assets; (viii) return on invested capital; (ix) return on equity; (x) profitability; (xi) economic value added; (xii) operating margins or profit margins; (xiii) income before income taxes; (xiv) income before interest and income taxes; (xv) income before interest, income taxes, depreciation and amortization; (xvi) total return on Common Stock; (xvii) book value; (xviii) expense management; (xix) capital structure and working capital; (xx) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, gross profit, market penetration, geographic business expansion, cost targets or goals relating to acquisitions or divestitures; (xxi) costs; (xxii) employee morale or productivity; (xxiii) customer satisfaction or loyalty; (xxiv) customer service; (xxv) compliance programs; (xxvi) gas delivered; (xxvii) system reliability; (xxviii) adequacy and security of gas supply; and (xxix) safety. The levels of performance required with respect to such business criteria may be expressed in absolute or relative terms, including, without limitation, per share amounts and comparisons to the performance of a published or special index deemed applicable by the Committee, such as the Standard & Poor’s 500 Stock Index or the performance of one or more comparator companies. In establishing the levels of performance to be attained, the Committee may disregard or offset the effect of such factors as extraordinary and/or nonrecurring events as determined by the Company’s independent certified public accountants in accordance with generally accepted accounting principles and changes in or modifications to accounting standards as may be required by the Financial Accounting Standards Board. Achievement of performance goals with respect to such Awards shall be measured over a period of not less than one year nor more than five years, as the Committee may specify. Performance goals may differ for Awards to different Participants. The Committee shall specify the weighting to be given to each business criterion for purposes of determining the final amount payable with respect to any such Award. The Committee may reduce the amount of a payout otherwise to be made in connection with an Award subject to this Section 7(e), but may not exercise its discretion to increase such amount, and the Committee may consider other performance criteria in exercising such negative discretion. All determinations by the Committee as to the attainment of performance goals shall be in writing. The Committee may not delegate any responsibility with respect to an Award that is intended to qualify as “performance-based compensation” within the meaning of Code section 162(m).
      (f)  Acceleration and Payout upon a Change of Control. Notwithstanding anything contained herein to the contrary, all conditions and/or restrictions relating to the continued performance of services and/or the achievement of performance goals with respect to the exercisability, vesting, payment or settlement of an Award granted prior to December 15, 2006, shall immediately lapse upon a Change of Control, and all such Awards shall be immediately paid or settled; provided, however, that such lapse shall not occur if the Committee determines that such lapse shall not occur. Awards granted on or after December 15, 2006, will vest upon a Change in Control in accordance with the terms of the WGL Holdings, Inc./ Washington Gas Light Company Change in Control Policy.
SECTION 8
GENERAL PROVISIONS
      (a)  Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Stock in connection with any Award or to take any other action under the Plan in a transaction subject to the requirements of any applicable securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other law, regulation or contractual obligation until the Company is satisfied that such laws, regulations and other obligations have been complied with in full. Certificates representing shares of Stock issued under the Plan may be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations, including, without limitation, any requirement that a legend or legends be placed thereon.
      (b)  Limitations on Transferability. Awards and other rights or benefits under the Plan shall not be transferable by a Participant except by will or the laws of descent and distribution or to a Beneficiary in the event of the Participant’s death, shall not be pledged, mortgaged, hypothecated or otherwise encumbered, or otherwise be subject to the claims of creditors and, in the case of ISOs and SARs in tandem therewith, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant to the extent and on such terms and conditions as may then be permitted by the Committee.
      (c)  No Right to Continued Employment or Service. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or any person the right to be retained in the employ or service, as applicable, of the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate any employee’s employment or any person’s service at any time.
      (d)  Taxes. The Company and any Subsidiary is authorized to withhold from any Award granted or exercised, vested, paid or settled any delivery of cash, Stock, other Awards or other property, or from any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and the Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include, without limitation, authority to withhold or receive Stock, other Awards or other property, and to make cash payments in respect thereof, in satisfaction of a Participant’s tax obligations.

      (e)  Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of the Company’s shareholders or Participants, except that any such Board action shall be subject to the approval of the Company’s shareholders at or before the next annual meeting of shareholders for which the record date is after such Board action if such Board action increases the number of shares of Stock subject to the Plan or if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights or benefits of such Participant under any Award theretofore granted to him (as such rights and benefits are set forth in the Plan and the Award Agreement). The Committee may waive any terms or conditions under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights or benefits of such Participant under such Award (as such rights or benefits are set forth in the Plan and the Award Agreement).
      (f)  No Rights to Awards; No Shareholder Rights. No Participant, employee or eligible person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, employees or eligible persons. No Award shall confer on any Participant any of the rights or benefits of a shareholder of the Company unless and until Stock is duly issued or transferred and delivered to the Participant in accordance with the terms of the Award or, in the case of an Option, the Option is duly exercised.
      (g)  Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights or benefits that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Stock, other Awards or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of an affected Participant.
      (h)  Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the Company’s shareholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
      (i)  No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares, or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
      (j)  Gender; Singular and Plural. All masculine pronouns shall be deemed to include their feminine counterparts. As the context may require, the singular may be read as the plural and vice versa.
      (k)  Governing Law. The validity, construction and effect of the Plan or any Award Agreement and any rules and regulations relating to the Plan or any Award Agreement shall be determined in accordance with the laws of the Commonwealth of Virginia, without giving effect to principles of conflicts of laws, and applicable federal law.
      (l)  Effective Date; Plan Termination. The Plan shall become effective as of the date of its approval by the Company’s shareholders, and shall continue in effect for ten (10) years from the Effective Date, unless sooner terminated by the Board.

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

	INTERNET			TELEPHONE			MAIL

	https://www.proxypush.com/wgl			1-866-509-2153

•	Go to the website address listed above.	OR	•	Use any touch-tone telephone.	OR	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.
Internet and telephone votes must be received by 5 p.m., eastern time, on Wednesday, February 28, 2007 to be counted in the final tabulation.

1-866-509-2153
CALL TOLL-FREE TO VOTE

☐	▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.
☒
Votes must be indicated by (x) in black or blue ink.
The Board of Directors recommends that you vote “FOR” Proposals 1, 2, and 3.
1. Election of all Directors

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees:	01- Michael D. Bames, 02 - George P. Clancy, Jr., 03 - James H. DeGraffenreidt, Jr., 04 - James W. Dyke, Jr., 05 - Melvyn J. Estnn, 06 - James F. Lafond, 07 - Debra L. Lee, 08 - Karen Hastie Williams

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

		FOR	AGAINST	ABSTAIN

2.	Ratification of the Appointment of Deloitte & Touche LLP as Auditors for fiscal year 2007.	☐	☐	☐

3.	Approval of the Omnibus Incentive Compensation Plan.	☐	☐	☐

The Board of Directors recommends that you vote “AGAINST” Proposal 4.

4.	Shareholder Proposal re Cumulative Voting.	☐	☐	☐

The Board of Directors recommends that you vote “AGAINST” Proposal 5.
		FOR	AGAINST	ABSTAIN

5.	Shareholder Proposal re Independent Chairman.	☐	☐	☐

The Board of Directors recommends that you vote “AGAINST” Proposal 6.
		FOR	AGAINST	ABSTAIN

6.	Shareholder Proposal re executive compensation consultants.	☐	☐	☐

Electronic Delivery of Annual Report:
If you would prefer to access our annual report to shareholders next year by Internet, rather than by paper copy, please check the following box on this proxy card. If you make this election, you will not receive a paper copy of the annual report next year.
☐

S C A N L I N E

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

Date	Share Owner sign here	Co-Owner sign here

WGL HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS - MARCH 1, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           I(WE) hereby appoint James H. DeGraffenreidt, Jr., Terry D. McCallister and Vincent L. Ammann, Jr. and each of them as proxies, with full power of substitution to each, to act and vote in the name of the undersigned with all the powers that the undersigned would possess if personally present, on all matters which may come before the March 1, 2007 Annual Meeting of the Shareholders of WGL Holdings, Inc., and any adjournment of such meeting, hereby revoking any prior conflicting proxies. The meeting will be held at The National Press Club; 529 14th St., N.W.; Washington, D.C. 20045 on Thursday, March 1, 2007 at 10:00 a.m.

           You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. This proxy when properly executed and presented will be voted in the manner directed herein by you. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3 and AGAINST proposals 4, 5 and 6.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

(Continued and to be signed and dated on the reverse side.)

WGL HOLDINGS, INC.
To include any comments, please mark this box. ☐	P.O. BOX 11038 NEW YORK, N.Y. 10203-0038

To change your address, please mark this box. ☐